AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF LINPRO HARMANS LAND LIMITED PARTNERSHIP Dated as of Dec 28 , 1990
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF LINPRO HARMANS LAND LIMITED PARTNERSHIP Dated as of Dec 28,1990 TABLE OF CONTENTS
Section		Page
I.	FORMATION AND GENERAL	2
II.	TERM	3
III.	PURPOSES	4
IV.	OFFICES AND REGISTERED AGENT	5
V.	CAPITAL CONTRIBUTIONS	5
VI.	CONTROL AND MANAGEMENT	15
VII.	ALLOCATIONS OF PROFITS AND LOSSES	25
VIII.	DISTRIBUTIONS	28
IX.	PARTNERSHIP EXPENSES, RESERVES AND FEES	31
X.	ANNUAL BUDGETS	33
XI.	DEFICIT CONTRIBUTIONS	34
XII.	ASSIGNMENT OF INTERESTS OF PARTNERS	35
XIII.	DEADLOCK; EVENTS OF DEFAULT	40
XIV.	DISOLUTION AND TERMINATION	51
XV.	ACCOUNTING	52
XVI.	REPORTS AND STATEMENTS	53
XVII.	BANK ACCOUNTS	54
XVIII.	NOTICES	55
XIX.	DEFINED TERMS	56
XX.	MISCELLANEOUS	67
	Exhibit A- Development Property Description
	Exhibit B- C&P Property Description
	Exhibit C- Property Description
	Exhibit D- Partner Re Representatives and Key Persons
	Exhibit E- Insurance Coverage
	Exhibit F- Reimbursable Pre-formation Costs
	Exhibit G- Initial Annual Budget
	Exhibit H- Partnership Liabilities

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF LINPRO, HARMANS LAND LIMITED PARTNERSHIP Dated as of December 28, 1990

     This Amended and Restated Limited Partnership Agreement (the Agreement) is made and entered into effective as of the 28TH day of December, 1990, by and between LINPRO HARMANS LAND ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership(hereinafter sometimes referred to as Linpro), and POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation (hereinafter sometimes referred to as PCI), as the general partners hereof (Linpro and PCI being hereinafter sometimes referred to individually as a General Partner and collectively as the General Partners); Eric Eichler, as the limited partner hereof (hereinafter sometimes referred to as the Limited Partner)(the Limited Partner and the General Partners being hereinafter sometimes referred to individually as a Partner and collectively as the Partners) (the Limited Partner and Linpro being hereinafter sometimes referred to collectively as the Linpro Group); and John A. Berry, Jay G. Cranmer, J. Patrick Armstrong, Peter P. DiLullo, John Chirtea, Kurt M. Eichler, Denise E.Wood, David J. Eichler, Linpro Maryland Admin Partners Limited Partnership and the Irrevocable Trust of Jay G. Cranmer, as the withdrawing partners hereof (the Withdrawing Partners).

W I T N E S S E T H:

     WHEREAS, Linpro Harmans Land Limited Partnership, a Delaware limited partnership (the Partnership), was formed pursuant to that certain Agreement and Certificate of Limited Partnership made and entered into as of the 1st day of June, 1988 (the Original Partnership Agreement), and a Certificate of Limited Partnership of the Partnership (the Original Partnership Certificate) which was filed in the Office of the Secretary of State of the State of Delaware (the Filing Office) on July 5, 1988; and

     WHEREAS, the parties hereto desire to admit PCI as a general partner of the Partnership upon the terms and conditions of this Agreement; and

     WHEREAS, after admission of PCI to the Partnership as a general partner, the Withdrawing Partners have assigned and transferred all of, and Eric Eichler has assigned and transferred a portion of, their right, title and interest in and to the Partnership to Linpro, such interest to be continued as a general partner's interest; and

     WHEREAS, Linpro desires to be admitted to the Partnership as a general partner; and

     WHEREAS, Eric Eichler desires to convert his remaining interest in the Partnership to a limited partner's interest; and

     WHEREAS, the Partnership is presently in existence, as limited partnership pursuant to the Delaware Revised Limited Partnership Act (the Act); and

     WHEREAS, the parties hereto desire to enter into this agreement for the purpose of (a) first, admitting PCI into the Partnership as a general partner thereof; (b) second, converting the interest in the Partnership retained by Eric Eichler to a limited partner interest; (c) providing for the full and complete withdrawal of the Withdrawing Partners and the partial withdrawal of Eric Eichler; (d) admitting Linpro into the Partnership as a general partner thereof; (e) reallocating the interests in the Partnership among the General Partners and the Limited Partner; and (f) amending, restating and superseding in its entirety the Original Partnership Agreement as hereinafter set forth;

SECTION I Formation and General

     1.1.      Continuation of the Partnership. The parties hereto do hereby continue the Partnership as a Delaware limited partnership pursuant to the provisions of the Act for the limited purposes set forth herein. Except as expressly provided, herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. Promptly, after the execution and delivery of this Agreement, the Partners shall execute, acknowledge and/or swear to, as appropriate, and the Partnership shall file or record with the proper offices in the State of Delaware and each other jurisdiction and political subdivision in which the Partnership does business, such applications or other certificates or documents as are required or permitted by any applicable assumed or fictitious name statutes in effect in such jurisdiction or political subdivision. The Partners shall further execute, acknowledge and/or swear to, as appropriate, and the Partnership shall promptly file or record as aforesaid, such amendments or additional or other documents as may from time to time be required by such statutes or laws to permit the continued existence and operation of, the Partnership, including an amendment to the original Partnership Certificate.

     1.2.      Name. The name of the Partnership shall for all purposes continue to be LINPRO HARMANS LAND LIMITED PARTNERSHIP, and such name shall be used at all times in connection with the Partnership's business and affairs.

     1.3.      Admission of PCI. Effective as of the date of this Agreement, PCI is hereby admitted to the Partnership as a general partner, subject to the terms and provisions of this Agreement.

     1.4.      Admission of Linpro, and Withdrawal of Withdrawing Partners. From and after the effective date of this Agreement, the Withdrawing Partners hereby withdraw from the Partnership and Linpro is hereby admitted to the Partnership as a general partner, subject to the terms and provisions of this Agreement.

     1.5.      Conversion of Interest. From and after the effective date of this Agreement, the interest in the Partnership retained by Eric Eichler is hereby converted to the interest of a limited partner.

     1.6.      Defined Terms. Reference is hereby made to Section XIX of this Agreement for the definition of certain capitalized terms used herein.

SECTION II Term
The term of the Partnership shall continue until terminated as provided in Section XIV.
SECTION III Purposes

     The Partnership was formed for the purpose of acquiring, owning, holding, constructing improvements thereon and otherwise developing the Development Property. Simultaneously with the execution of this Agreement, the Partnership has conveyed and assigned to Harmans Building Associates, a Delaware general partnership (Harmans Building) all of its right, title and interests in and to the C&P Property and the C&P Lease. Subject to the provisions of this Agreement, the purposes and business of the Partnership shall continue to be to (a) own, hold, develop, subdivide, manage, operate, lease, finance, mortgage, market, sell and otherwise deal with the Property; (b) obtain such governmental approvals as may be necessary from time to time and contract for and supervise all work necessary or appropriate for (i) the development of the Property, which work may include, but shall not be limited to, the installation of streets, roads, sidewalks, driveways, drainage systems, sewers, recreational and open spaces, rights-of-way, alleys, utilities, utility lines and facilities, rail lines and other site improvements and off-site improvements (all such site and off-site improvements and developments being herein sometimes referred to as the Site Improvements)and (ii) construction of buildings; (c) conduct such engineering, grading, soil investigations, testing and other site work necessary to, prepare the Property for construction of Site Improvements thereon; (d) contract for and supervise all work necessary or appropriate for the construction on the Property of Site Improvements;(e) own, hold, manage, operate, maintain, improve, finance, mortgage, lease, sell and otherwise deal with the Project, or any part thereof including entering into agreements with Partners, Related Entities or other third parties to perform services for the Partnership in connection with such foregoing purposes; (f) contribute or sell all or any portion of the Project to Related Entities or third parties, including Affiliates of any Partner, who may construct and develop improvements on the Property; and (g) conduct such other activities as may be necessary, advisable, convenient or appropriate to promote or conduct the business of the Partnership as set forth above, including, but not limited to, entering into other partnership agreements in the capacity of a general partner or a limited partner, becoming a member of a joint venture, participating in forms of Syndication for investment, owning stock in corporations and the incurring of indebtedness and the granting of liens and security interests on the real and personal property of the Partnership, it being agreed that each of the foregoing is an ordinary part of the Partnership's business, and such purposes and business of the Partnership described in clauses (a) through (g) shall not be extended by implication or otherwise unless Approved by the Partners.

SECTION IV Offices and Registered Agent

      4.1.     Principal Office. The principal office and place of business of the partnership shall be located at The Linpro Company, 1717 Elton Road, Suite 211, Silver Spring, Maryland 20903. The Managing Partner may from time to time change such principal office and place of business or may change or establish such additional offices or places of business in the State of Maryland. The Managing Partner shall promptly notify the other Partners of any such change or establishment of offices.

     4.2.       Registered Agent and Registered office. The name of the Partnership's initial registered agent for service of process in Delaware shall be The Linpro Company and the address of the initial registered agent and the address of the initial registered office of the Partnership in Delaware shall be The Linpro Company, Three Christina Center, 201 North Walnut Street, Suite 1001, Wilmington, Delaware 19801. As required by the Act, the Partnership shall at all times maintain in Delaware an office and an agent for service of process, as determined by the Managing Partner in accordance with the relevant provisions of the Act, as then in effect. The Managing Partner shall promptly notify the other Partners of any change in the registered agent or registered office.

SECTION V Capital Contributions

     5.1.      Initial Capital Contributions. (a) The Withdrawing Partners and the Limited Partner originally contributed One Hundred Dollars cash to the capital of the Partnership. Simultaneously with the execution of this Agreement, such original capital contribution and the capital accounts of the Withdrawing Partners and the Limited Partner shall be appropriately allocated to the Linpro Group in accordance with their respective interests therein.

     (b) Simultaneously with full execution of this Agreement, PCI shall contribute to the capital of the Partnership Two Hundred and Fifty Thousand Dollars ($250,000.00) in cash, which amount shall be used to prepay a portion of the current land loan from Bank of New England, N.A.

      (c) In addition to the capital contributions required of PCI by Section 5.1(b) hereof, PCI shall also contribute to the capital of the Partnership an additional aggregate amount of up to Two Hundred Thousand Dollars ($200,000.00) in cash on an as needed basis in accordance with the provisions set forth below in this Section 5.1(c) (the PCI Additional Capital Contribution). If for any period beginning on or after the formation of the Partnership, the sum of the capital contributions, loan proceeds, reserves, proceeds from Interim Capital Transactions and Net Cash Flow of the Partnership is or is reasonably anticipated to be insufficient to meet and pay Partnership debts and obligations, including costs of acquiring and holding the Property and the costs of construction of the Site Improvements and other improvements approved by the General Partners, (the amount of such shortfall of Partnership funds being hereinafter referred to as the Development Deficit), the Managing Partner shall give written notice to PCI of the total amount of such Development Deficit together with a detailed report showing the actual costs of the Project to the date of the notice and the projected additional costs of the Project and a statement showing all sources and uses of funds. Within thirty (30) days after delivery of such notice and the report and statement referred to above to PCI, PCI shall contribute the amount of such Development Deficit to the Partnership as an additional capital contribution up to the aggregate amount of $200,000. The Managing Partner hereby agrees to give promptly to PCI such additional information regarding such Development Deficit as may be reasonably requested. Such amounts shall be contributed in immediately available funds, unconditionally and without right of set-off.

     (d) If PCI should fail to make any of its contributions to the capital of the Partnership pursuant to Section 5.1(b) hereof on or before the date specified therein, PCI shall, without notice to or opportunity of PCI to cure, be in default and the Partnership and Linpro may, in addition to and without prejudice any other rights they may have at law or in equity, including a suit for collection, as a remedy for such default, purchase all (but not less than all) of PCI's Interest in the Partnership for an amount equal to fifty percent (50%) of the total capital contributions previously made by PCI to the Partnership as of the date of such purchase, payable in cash; provided, however, that election of the remedy provided in this section 5.1(d) shall automatically and completely waive and terminate all other rights the Partnership and Linpro may have at law or in equity, including any suit for collection, with respect to the failure of PCI to make any of its contribution pursuant to Section 5.1 (c) hereof. Notwithstanding the provisions of Section XII hereof, the right to purchase PCI's Interest in the Partnership under this Section 5.1(d) may be assigned by Linpro and the Partnership to any other Person.

     5.2.      Additional Capital Contributions. (a) Subject to Section 5.2(b), any additional funds required by the Partnership to meet its cash requirements shall, to the extent possible, be provided by Partnership borrowings from third parties, upon such terms and conditions as Approved by the General Partners.

     (b) Subject to Section 5.2(b) hereof, if for any period beginning on or after the date PCI shall have fully funded its Additional Capital Contribution, the sun of the capital contributions, loan proceeds, reserves, proceeds from Interim Capital Transactions and Net Cash Flow of the Partnership is or is reasonably anticipated to be insufficient to meet and pay Partnership debts and obligations as they become, due and payable (the amount of such shortfall of. Partnership funds being hereinafter referred to as the Deficit), and the Partnership is unable to borrow such funds upon terms satisfactory to the General Partners, the Managing Partner shall give written notice to the other General Partner of the total amount of such Deficit (provided, however, that the other General Partner may give the notice described in this Section 5.2(b) if the Managing Partner fails to do so and, in the reasonable judgment of the other General Partner, there is or will soon be a Deficit). The Managing Partner hereby agrees to give the other General Partner reports and statements similar to those described in Section 5.1(c) hereof and such other information regarding such Deficit as may be reasonably requested. Within thirty (30) days after delivery of such notice, PCI and Linpro shall each contribute their pro rata share of such amount (based on their relative Contribution Interests) as an additional capital contribution to the Partnership.

     (c) All additional capital contributions required to be made pursuant to Section 5.2(b) shall be paid directly into an escrow account with a bank located in Maryland designated by the Managing Partner pursuant to an escrow agreement acceptable to the Managing Partner. The funds deposited in such account shall be released to the Partnership only (i) at the time both General Partners have made their required additional capital contribution, or (ii) if one General Partner fails to timely make its required additional capital contribution in whole or in part, at the time the other General Partner elects to undertake and performs the actions described in Section 5.2(d) (i) or (ii).

      (d) If any General Partner fails to make any of its additional contributions to the capital of the Partnership pursuant to Section 5.2(b) on or before the date specified therein, and such Partner fails to cure such failure within ten (10) days after written notice thereof from the other General Partner, such Partner that has failed to make its contribution (Defaulting Partner) shall be in default as of the date such contribution was due (and such date of default shall be sometimes herein referred to as the Date of Default). Upon the occurrence of any such default, the non-defaulting General Partner (Nondefaulting Partner) may, as its and the Partnership's sole and exclusive remedy, elect any one (but not more than one) of the following remedies:

          (i) contribute to the Partnership the amount of the additional capital contribution required of the Defaulting Partner but not contributed by such Defaulting Partner and elect (by written notice thereof to the Defaulting Partner) to treat the entire amount of the Nondefaulting Partner's contribution (including the amount that will be released to the Partnership from the escrow account described in Section 5.2(d) hereof upon such election) as a Deficit Contribution.

          (ii) contribute to the Partnership as an additional capital contribution of the Nondefaulting Partner the amount of the additional contribution required of the Defaulting Partner but not contributed by such Defaulting Partner and elect (by written notice thereof to the Defaulting Partner) to adjust the Partners' Contribution Interest and Percentage Interest in the Partnership as set forth below. In such event, the Contribution Interest and Percentage Interest of the Defaulting Partner shall, in the case of additional capital contributions to fund Site Improvements, engineering costs or any other expenses related to the site development of the Property (Development Costs), be reduced at the rate of one percentage point for every ten thousand dollars ($10,000), and in the case of additional capital contributions required to fund costs of the Partnership other than Development Costs, be reduced at a rate of one (1) percentage point for every fifteen thousand dollars ($15,000), that the Defaulting Partner failed to contribute under Section 5.2(b), and the Contribution Interest and Percentage Interest in the Partnership of the Nondefaulting Partner (or its assignee or designee, as the case may be) shall be increased by the same number of percentage points that the Contribution Interest and Percentage Interest in the Partnership of the Defaulting Partner is decreased pursuant to the, terms and provisions of this Section 5.2(d)(ii). Solely for purposes of calculating the dilution of a Defaulting Partner's contribution Interest and Percentage interest under this Section 5.2(d), the amount of capital that the Defaulting Partner was required to contribute under Section 5.2(b) shall be determined by assuming that the Defaulting Partner's Contribution Interest is always fifty percent (50%), For example, if contributions of Two Hundred Thousand Dollars ($200,000) were required under Section 5.2(b) for Development Costs, the Defaulting Partner was required and failed to contribute One Hundred Thousand Dollars ($100,000)and the Nondefaulting Partner elected to dilute the Defaulting Partner in accordance with this Section 5.2(d)(ii), the Defaulting Partner's Contribution Interest would be diluted by ten (10) percentage points, from fifty percent (50%) to forty percent (40%) and the Defaulting Partner's Percentage Interest would be diluted by ten (10) percentage points, from forty-nine and 50/100s percent (49.5%) to thirty-nine and 50/100s percent (39.5%) if, subsequently, further additional capital contributions of $300,000), were required under Section 5.2(b) for other than Development Costs and the Defaulting Partner failed to contribute its pro rata. Share ($120,000, or 40% of $300,000), and the Nondefaulting Partner again elected to dilute the Defaulting Partner in accordance with this Section 5.2(d)(ii), the Defaulting Partner's Contribution Interest would be diluted by ten (10) percentage points, from forty percent (40%) to thirty percent (30%) and the Defaulting Partner's Percentage Interest would be diluted by ten (10) percentage points, from thirty-nine and 50/100s percents (39.5%) to twenty-nine and 50/100s percent (29.5%), as if it has been required to contribute $150, 000, or fifty percent (50%) of $300,000.

      (e)      Each Partner acknowledges and agrees that it would not be entering into this Agreement were it not for (i) the other Partner agreeing to make the capital contributions required by Section 5.1(c) and, this Section 5.2 and (ii) the remedy provisions set forth in this Agreement, and in particular Sections 5. 1 (d) and 5.2 (d). Each Partner further acknowledges and agrees that (i) in the event that any Partner fails to satisfy its obligations pursuant to Sections 5.1(c) .and 5.2(b) of this Agreement, the other Partners and the Partnership may have no adequate remedy at law for such breach, (ii) that any reduction in the Defaulting Partner's Partnership interest or right to distributions as a result of the exercise of one of the remedies provided in Sections 5.1(d) and 5.2(d) hereof is intended as liquidated damages and not as a penalty by reason of the fact that the damages resulting from a breach hereof would be impossible to ascertain at the time hereof or of such breach, and (iii) the remedies set forth in sections 5.1(d) and 5.2(d) are fair, just and equitable in all respects. Each General Partner hereby irrevocably constitutes and appoints the other General Partner (and each of its general partners or officers, as the case may be) as its true and lawful attorney-in-fact, in its name, place and stead, to make, execute, consent to, swear to, acknowledge, deliver, record and file such assignments, other documents which absolute discretion of conveyances , agreements, instruments or may be necessary, in the sole and the other General Partner, to confirm and render fully effective the remedies set forth in sections 5.1,(d) and 5.2(d) or any other remedies set forth in this Agreement. It is expressly understood, intended and agreed by each of the Partners for itself, its administrators, legal representatives, successors and assigns, that the grant of this power of attorney to the other General Partner and to the general partners or officers of the other General Partner pursuant to this Section 5.,2(e) is irrevocable and is coupled with an interest by reason of the facts, among others, that the other General Partner will be relying on its power to act as contemplated by this provision, the other General Partner would not have entered into this Agreement were it not for the powers granted to it by these provisions and the other General Partner has rights in the Partnership property which the power is needed to protect. The grant of this power of attorney shall survive the subsequent death, legal incompetency, disability, incapacity, bankruptcy, retirement or withdrawal of any Partner or the partners. or other beneficial owners of any Partner or the assignment of its or their interests in the Partnership or in such Partner, as the case may be.

     5.3.      Book-Up. Simultaneously with the execution and delivery of this Agreement, the capital account of Linpro shall be increased to an amount such that, when added to the amount of any gain or cancellation of debt income allocated to Linpro pursuant to the first sentence of Section 7.3 (f ) hereof, Linpro would have a positive capital account balance of Five Hundred and Fifty Thousand Dollars ($550,000.00), which the parties hereto acknowledge and agree is equal to the agreed fair market value of the Property net of two hundred and fifty thousand dollars ($250,000.00) of indebtedness owed by the Partnership to the Bank of New England, N. A., which shall be paid by PCI' s contribution pursuant to Section 5.1(b) hereof.

     5.4.      Capital Accounts. The capital accounts of the Partners shall be determined and maintained throughout the full term of this Agreement in accordance with the capital accounting rules of section 1.704-1(b) (2) (iv) of the Section 704(b) Regulations (relating to maintenance of capital accounts). Each Partner shall have a capital account, which shall be credited (increased) by:

           (a) the amount of its cash capital contributions to the Partnership and the agreed fair market value of property other than cash contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to have assumed or taken subject to for purposes of Section 752 of the Code);

           (b) the amount of Profits and items thereof allocated to it pursuant to Section VII hereof; and

           (c) any other increase required to be made to the capital account of the Partner by the Section 704(b) Regulations, to the extent not otherwise provided for herein; and shall be debited (decreased) by:

           d) the amount of Losses and items thereof allocated to such Partner pursuant to Section VII hereof;

           (e) all amounts distributed or deemed distributed to it pursuant to Section VII and the fair market value (as determined for purposes of Section 5.10) of property distributed to such Partner (net of liabilities securing such distributed property that such Partner is considered to have assumed or taken subject to under Section 752 of the Code); and

           (f) any other reductions in the capital account of the Partner required by the Section 704 (b) Regulations, to the extent not otherwise provided for herein.

     5.5.      Interest on and Return of Capital. Except as specifically provided herein, no interest shall be paid on any capital contribution to the Partnership or capital account of a Partner. No Partner shall be liable for the return of the capital contributions or the capital account (or any portion thereof) of any other Partner, it being expressly understood and agreed that such return shall be made solely from the assets of the Partnership. No Partner shall be entitled to demand and receive property other than cash in return for its capital contributions to the Partnership, its capital account or its Partnership Interest.

     5.6.      Loans by a Partner; Withdrawal of Capital. Loans by any Partner to the Partnership shall not be considered contributions to the capital of the Partnership and shall not increase the capital account of the lending Partner, and repayment of such loan shall not be deemed withdrawals from the capital of the Partnership. A Partner shall not be entitled to withdraw any part of its capital account or to receive any distribution from the Partnership, except as specifically provided in this Agreement, and further, without the consent of all of the Partners, no Partner shall be entitled to make any additional capital contributions to the Partnership other than as provided in Section 5.2 hereof or as otherwise provided herein.

     5.7.      Negative Capital Accounts. A negative, or deficit balance in any Partner's capital account shall not be deemed to be an asset of the Partnership, and no Partner with a negative or deficit capital account balance shall have any obligation to the Partnership, to any other Partner or to any third party or creditor to restore said negative or deficit balance(s).

     5.8.      Determination of Capital Accounts. Whenever it is necessary to determine the balance in the capital account of any Partner for purposes of this Agreement, such balance shall be determined after first giving effect to all allocations, for transactions effected prior to the time as of which such determination is made, of Profits, Losses and items thereof for the current year, and second, after giving effect to all distributions or deemed distributions for such year in respect of transactions effected prior to the date as of which such determination is to be made, and third, after giving effect to all allocations of Profits, Losses and items thereof for the transaction in question (that is, prior to giving effect to distributions or deemed distributions as a result of such transaction). Any Partner, including any additional or substitute Partner, who shall acquire or receive any Partnership Interest or whose Partnership Interest shall be increased by means of a transfer to him of all or part of the Partnership Interest of another Partner, shall have a capital account which reflects such transfer; provided, however, that Section 5 .2(d)(ii) shall not be construed to effect any transfer of the capital account balance of the Defaulting Partner to the Nondefaulting Partner as of the date of exercise of such remedy, but shall affect the Partner's rights to Partnership Profits and Losses realized and distributions with respect-to periods from and after such date.

     5.9.      Waiver of Right of-Partition and Dissolution. Having been previously advised that each may have a right to bring an action for partition, each of the Partners does hereby agree to and does hereby irrevocably waive for the duration of this Agreement any right or power any such Partner might have (i) to cause the Partnership or any of its assets to be partitioned, (ii) to cause the appointment of a receiver for the assets of the Partnership, and (iii) to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or laws, or to file a complaint or to institute any proceeding at law or inequity to cause the termination or dissolution of the Partnership, except to enforce, compel or implement or effect any dissolution, termination or liquidation of the Partnership occurring or required to occur pursuant to Articles XIII and XIV hereof. Each of the Partners hereby acknowledges and agrees that such Partner has been induced to enter into this Agreement in reliance upon the mutual waivers set forth in this Section 5.9, and that without such waivers, no Partner would have entered into this Agreement. No Partner has any interest in specific Partnership property, and the interest of all Partners in the Partnership are, for all purposes, personal property.

     5.10.      Accounting for Distributions in Kind. In the event that the Partnership distributes to a Partner property other than cash, solely for purposes of computing the capital accounts of the respective Partners, such distribution shall be treated as a sale by the Partnership of the property so distributed for an amount equal to the fair market value of such property (with appropriate adjustments for any liability which is assumed or taken subject to by the distributee Partner), and the deemed Profits or Losses, as the case may be, shall be allocated in accordance with Section VII hereof. The fair market values used for purposes of this Section 5.10 in determining the amount of deemed gain or deemed loss shall be determinative of the values of such assets for purposes of determining the amounts of distributions to Partners under Section VIII. Such fair market value shall be determined in the following manner, should the Partners fail to agree on the determination of fair market value within 30 days after such property is proposed to be distributed. Linpro and PCI shall each select an appraiser who is a member of the Appraisal Institute (or its successors) who has at least five (5) years experience as a real estate appraiser in appraising properties such as the Project and is familiar with the real estate market in which the Project is located. If either party fails to name such an appraiser within 30 days after notice by the other party that the other party has selected an appraiser (such notice to contain the name of such appraiser), the other party may select the second appraiser. The two appraisers so selected shall proceed promptly to determine the fair market value of the property in question, taking into consideration any outstanding indebtedness, liabilities, liens and obligations relating to such property, including the obligations of the Partnership under the C&P Lease. The determination of, such fair market value by the two appraisers so selected shall be final and binding upon all parties; and if the two appraisers so selected are unable to agree upon a fair market value within 30 days after the appointment of the second appraiser, said two appraisers shall select a third appraiser (who shall also be a member of the Appraisal Institute, or its successors) who. has at least five (5) years' experience as a real estate appraiser in appraising properties such as the Project and is familiar with the real estate market in which the Project is located, and the determination of the third appraiser as to fair market value shall be conclusive as to such fair market value and shall be final and binding upon all parties. In the event the two appraisers fail to agree on the selection of the third appraiser within ten (10) days after the end of the 30-day period set forth in the immediately preceding sentence, the third appraiser shall be designated by the President of the Washington, D.C. Board of Realtors, whose determination shall be binding on the parties. The Partnership shall pay the fees and expenses of the appraisers selected pursuant to the provisions of this Section 5.10.

     5.11.      Limited Partner. The Limited Partner shall not be liable for any of the debts of the Partnership and the Limited Partner shall not be required to contribute any capital to the Partnership other than contributions previously made by the Limited Partner; provided however, to the extent required by law, the Limited Partner shall remain liable for Partnership debts and obligations incurred or arising prior to the date hereof while he was a general partner.

SECTION VI Control and Management

     6.1.      Management Except with respect to those actions or decisions that may be taken or made by a single General Partner as expressly provided in this Agreement, the overall management and control of the business and affairs of the Partnership shall be vested in the General Partners jointly, and all actions or decisions required by this Agreement to be taken or made by the General Partners jointly shall be taken or made only with the Approval of the General Partners through action by the Representatives at Partnership meetings in accordance with Section 6.3 hereof. The Managing Partner shall have the authority and responsibility of implementing and carrying out the tasks, decisions, or plans Approved by the General Partners and the day-to-day management of the Partnership in the manner Approved by the General Partners. All approvals and consents required herein shall be required prospectively, in advance of the action or decision to be taken or made. However, in the event any approval or consent is given retroactively, it shall have full force and effect under this Agreement to the same extent as if given prospectively. Any one of the officers or general partners of the Managing Partner shall have full power and authority to execute all documents and take all other actions as Managing Partner and thereby bind the Partnership and the Partners with respect thereto. The Partners agree to manage and control the affairs of, the Partnership and to conduct the operations contemplated under this Agreement in accordance with and subject to the terms of this Agreement and in the same manner as is customary and usual in the development, construction, operation and maintenance of projects of comparable quality in the metropolitan area of the Project.

     6.2.      Managing Partner Authority. Notwithstanding the foregoing provisions of Section 6.1 to the contrary, the Managing Partner shall be authorized and shall have the right and power to carry out any of the foregoing acts, without any further Approval of the General Partners:

           (a) pay the fees, commissions and expense reimbursements described in Sections 9.1 and 9.3;

          (b)      incurring and paying obligations of the Partnership to the extent such obligations or expenditures are set forth in reasonable detail in a Budget that has been previously Approved by the General, Partners (including those set forth in Exhibit G) or to the extent such obligation or expenditure is, due to an emergency and the Managing Partner in good faith believe such expenditure is necessary in order to preserve or protect the assets of the Partnership or to prevent iminent bodily harm to persons on the Property or affected by activities thereon;

           (c)      convey the C&P Property and the C&P Lease to Harmans Building;

           (d)      enter into any contract on behalf of the Partnership which is set forth in reasonable detail or contemplated in a Budget that has been previously Approved by the General Partners;

          (e)     making those capital improvements specifically provided for in reasonable detail or contemplated, in a Budget previously Approved by the General Partners; and

           (f)      taking any other action or making any other decision, which under the specific terms of this Agreement may be taken or made by the Managing Partner without the further consent or authorization of the other Partners or which has been previously Approved by the General Partners.

     Notwithstanding the foregoing provisions of this Section VI to the contrary, any actions of the Partnership to enforce the obligations of PCI pursuant to Section 5.1 or 5.2 hereof, including the election to pursue any remedy provided for therein shall not require any approval or consent of any other Partner. Notwithstanding the provisions of this Section VI to the contrary, any exercise by the Partnership or Nondefaulting Partner of the rights provided under Section 5.2(d) or Article XIII against the Defaulting Partner shall not require any approval or consent of any other Partner. The consent or dissent of Any General Partner to any action proposed in writing by the other General Partner (other than the approval of a Budget) shall be conveyed in writing to the managing Partner within ten (10) days after receipt by the other General Partner of written notification of such proposed action. The failure of the other General Partner to respond within such ten-day period shall be deemed to be approval of such action by the other General Partner. If the Managing Partner receives the approval, deemed approval or consent of the other General Partner to such proposed action, the Managing Partner shall be authorized to implement such action on the same or substantially similar terms authorized by the other General Partner without further authorization, consent or involvement from the other General Partner.

     6.3.      Partner Meetings. (a) Regular meetings of the General Partners shall be held at such times as shall be specified by the Managing Partner (but not less frequently than quarterly, unless otherwise agreed to by the Partners). The chairman of such meeting shall be appointed by the Managing Partner. The chairman shall appoint persons to take minutes and perform similar functions. Any General Partner may call a special meeting on not less than ten (10) days prior written notice to the other Partners, specifying the time, place and special meeting. Prior notice of any special meeting need not be given, however, if such notice is waived in writing by all the General Partners. In addition, the attendance of a Partner or its Representative at a special meeting shall constitute a waiver, of notice thereof, except to the the purpose of such where such Partner or Representative gives advance notice the other Partners that he is attending such meeting for express purpose of objecting to the transaction of any business thereat on the grounds that such meeting is not lawfully called or convened. The minutes of each General Partners' meeting (whether a regular or special meeting or whether held in person or by telephonic conference) shall be in writing and shall set forth in reasonable detail the actions, votes or approvals taken at such meeting. The minutes of such meeting shall be delivered to each Partner as soon as reasonably practical following such meeting, and if no General Partner objects In writing to the contents of such minutes within ten (10) business days after receipt of such written minutes, such written minutes shall be deemed approved and acknowledged to be a complete and accurate account of such meeting by each General Partner and by the Representatives of each of the General Partners.

           (b) At each General Partners' meeting, the Managing Partner shall inform the other General Partner of the status of Partnership operations, progress (or lack thereof) of the Partnership's construction of Site Improvements or attempts to sell the Property and any other affairs or events material to the Partnership's business, and shall consult with the other General Partner with respect to such matters. Unless otherwise consented to in writing by the General Partners, all Partnership decisions of the General Partners shall be made at General Partner meetings called in according with the provisions of this Section 6.3(b). Any actions required or permitted to be taken at any regular or special meeting of the General Partners, may be taken by means of (i) a conference using telephonic or other equipment at which all members participating can hear and speak to each other (with the action taken during such conference to be properly reduced to writing, distributed to all Partners and objections given within ten business days of such distribution and filed in the records of the Partnership) or (ii) by means of a writing setting forth the action so taken, provided, that any actions taken or decision reached pursuant to such writing shall be concurred in, and any such written consent shall be executed, by each General Partner or its' Representative. All actions taken and decisions reached pursuant to this Section 6.3 shall be deem to have been taken and reached pursuant to a meeting of the Partners.

          (c) Each General Partner hereby designates the individuals specified in Exhibit D attached hereto as the Representatives (herein so called) of such Partner. Each such Representative of a Partner shall be and hereby is individually authorized and empowered as agent for such Partner to speak, act, direct, consent and sign on behalf of and to bind such Partner in all matters pertaining to the control and management of the Partnership and its business and affairs. Each Representative of a Partner is specifically and expressly authorized to exercise any and all rights, powers and duties expressly granted in this Agreement or by law to such Partner or to such Partner Representative, and any action by a Representative of a Partner pursuant to this Agreement shall, except as provided in this Section 6.3(c), be binding upon the Partner represented by such Representative. All consents, agreements, directions, approvals, signatures or other actions by or of a General Partner required or permitted under this Agreement or by law shall be deemed to mean and refer to the consent, agreement, direction, approval, signature or other actions of any one of the Representatives of such Partner. Each of the persons referred in this Section 6.3(c) as a Representative of a Partner shall be authorized to act on behalf of such Partner, unless and until the Partner represented by such Representative shall have removed such Representative as set forth below. A Partner may remove one or more of its Representatives at any time by giving at least two (2) days prior written notice to the Partnership and the other Partners; provided, however, that each Partner shall at all times have at least two (2) Representatives appointed for it as provided in this Section 6.3(c). A Partner may appoint additional Representatives at any time by giving at least two (2) days prior. Written notice to the Partnership and the other Partners (such notice of appointment of additional Representatives to include the names and addresses of such additional Representatives and the effective date of their appointment). No Representative of a Partner appointed under this, Section 6.3(c) shall be personally liable for any obligations of such Partner and shall be deemed for all purposes merely to be an agent of such Partner. In the performance of their respective duties under this Agreement, the Representatives shall use reasonable efforts to conduct the business of the Partnership in a good and businesslike manner and in accordance with good industry practice. The Partnership to the fullest extent permitted by law shall indemnify and hold harmless each Representative from and against any and all claims, damages, liabilities costs (including, without limitation, the cost of litigation and reasonable attorney fees), damages and causes of action arising out of, resulting from or attributable to the management of the Partnership and the conduct of its business, affairs and operations by the Representatives, except where the claim at issue is based upon the bad faith, gross negligence, fraud or willful misconduct of such Representative. The indemnification rights herein contained shall be cumulative of and in addition to, any and all rights, remedies and recourse, to which Representatives shall be entitled at law or in equity.

     6.4.      Appointment and Removal of Managing Partner.

          (a) Initial Managing Partner. Linpro shall serve as the initial Managing Partner of the Partnership. Each Partner considers it essential to the success of the Partnership's business that the Key Persons of the General Partners be active in the management of Partnership affairs. If all of the Key Persons of a General Partner cease to. be active in the management of the Partnership, then that General Partner shall immediately appoint at least one replacement Key Person acceptable to the other General Partner in its sole but reasonable discretion. For purposes of this Section 6.4(a), Key Persons shall be considered to be active in the management of the Partnership if they regularly supervise, and consult on all major Decisions with, individual employees or partners of the General Partner (or Affiliates thereof) who are qualified by experience to undertake the management responsibilities delegated to them by such Key Persons.

           (b) Change or Removal of Managing Partner.

               (i) The Managing Partner may be removed a s Managing Partner for cause upon the written request of the other General Partner (provided the other General Partner is not itself a Defaulting Partner at such time) such written request shall be delivered to the managing Partner and shall state the cause for removal and the effective date of such removal, which effective date may be immediately upon delivery of the notice or thereafter. If the Managing Partner disputes whether cause for removal exists or whether the other General Partner has authority to remove the Managing Partner, the Managing Partner shall continue to act as such but, at the sole election of the other General Partner, the matter shall be submitted to arbitration to determine if cause for removal exists or if the other General Partner has such authority (and such determination shall be binding on the Partners). Cause for the removal of the Managing Partner shall mean gross negligence, fraud, malfeasance, or knowing violation- of applicable laws which materially and adversely affects the Partnership. In addition, the Managing Partner may be removed as Managing Partner at any time within 90 days after the other Partner receives written notice or obtains actual knowledge of the occurrence of any of the following events:

                     (A) An Event of Default described in any of clauses (a)-(g) of Section 13.2 hereof by the Managing Partner or any general partner or officer thereof;

                (B) Dilution of the Managing Partner's Percentage Interest by more than 50% of its original Percentage Interest or any subsequent dilution occurring thereafter; or

                (C) With respect to Linpro, only, the combined net worth of all managing partners of Linpro (as defined in this Agreement) shall be reduced to an amount less than Twenty Million Dollars ($20,000,000), based on the annual financial statements described in Section 16.2 hereof.

           (ii) Promptly after removing a Managing Partner, the other Partner shall be entitled to and is authorized to hire, at Partnership expense, an unaffiliated third party manager to manage the Partnership and the Project, without any further consent or authorization of the removed Managing Partner. Promptly after being removed, the former Managing Partner shall deliver to the other General Partner all books, records, correspondence, contracts, purchase orders, documents, bills, equipment, supplies and other assets or rights of the Partnership relating to the management and operation of the Partnership, and shall otherwise cooperate with the reasonable requests of the other General Partner in making an orderly transition of management authority and responsibility. The legal, accounting and any other costs incurred by the Partnership or other General Partner in bringing or participating in any action to establish cause or other grounds to, or to compel or enforce removal of, the Managing Partner in accordance with this Section 6.4, if any, shall be an offset to any and all amounts distributable to the former Managing Partner and/or to the amount to the former Managing Partner pursuant to Sections VIII and XIV hereof in the event that such action results (by settlement or otherwise) in removal of the Managing Partner on the grounds specified in this Section 6.4. The procedure established for removal of the Managing Partner in this Section 6.4 is in addition to and not in lieu of the rights of the other General Partner under Section XIII hereof, and the other General Partner may pursue its rights under either or both of such sets of provisions, including any rights and remedies available at law or in equity other than with regard to any Event of Default described in Section 13.2(a), (b), (c), (i) of this Agreement).

     6.5.      Third Party Reliance on Authority of Managing Partner. The signed statement of the Managing Partner (acting through any one of its general partners, if it is a partnership, or by an officer, if it is a corporation), reciting that the Managing Partner (and such general partner of the Managing Partner, if it is a partnership, or such officer if it is a corporation), has authority to undertake any act or has the necessary votes or consents of the Partners to take any such act, when delivered to any third party (including any lender, tenant or purchaser, including any purchaser of the Project or other property from the Partnership, but excluding any Affiliate of the Managing Partner) (Third Party), shall be all the evidence that any such Third Party shall need concerning the capacity of such Managing Partner and any general partner or officer thereof; and any such Third Party shall be entitled to rely upon such statement and shall not be required to inquire further as to any of the facts contained in such statement, said facts being deemed to be true insofar as such Third Party is concerned. After delivering such statement, the Managing Partner and any general partner or officer thereof, by its or his signature alone, may sign any instrument and bind the Partnership and the Partners and encumber the Partnership property, just as though all of the Partners and all of the partners or officers of the Managing Partner had also signed. Each of the Partners and/or its assigns hereby waive any and all defenses or other remedies that may be available against any such Third Party or other Person (excluding an Affiliate) to contest, negate or disaffirm any action of the Managing Partner in connection with any such statement provided pursuant to this Section 6.5. Each contract, agreement, deed, lease, mortgage, security agreement, promissory note or other instrument or document executed by the Managing Partner or its representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery thereof, this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and the Partners and (c) the Managing Partner or its representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership. Such statement shall not, however, have any effect between the Partners, unless the action in question was in fact authorized pursuant to this Agreement.

     6.6.      Time Devoted to Partnership. Each General Partner shall devote that portion of its time to the Partnership affairs necessary to fulfill its obligations hereunder as may be reasonably required by the Partnership business. Any Partner may engage in, acquire or possess an interest or interests in other business ventures of any nature or description, independently or with others, whether or not competitive with the business of the Partnership, including but not limited to, the real estate business in all its phases, which shall include without limitation, ownership, operation, management, syndication and development of real property, and neither the Partnership nor any Partner shall have any rights in or to such independent ventures or the income or profits derived therefrom. No Partner shall be obligated to present any particular investment opportunity or other opportunity to the Partnership or to the other Partner, even if such opportunity is of a character which, if presented to the Partnership or the other Partner, could or might be taken by the Partnership or such other Partner, and each such Partner shall have the right to take any investment for its own account (individually or as trustee) or to recommend any particular investment opportunity to any other Person whatsoever. Each Partner hereby acknowledges that each other Partner or its Affiliates currently own, or may in the future acquire, interests in real estate projects in the immediate vicinity of the Property that are or may be in competition with the Project.

     6.7.      Limitation on Liability of the Partners; Indemnification. No Indemnitee shall be liable, responsible or accountable in damages or otherwise to any Partner for any acts performed (or failure to act) by such Indemnitee in good faith and reasonably believed to be within the scope of the authority granted to such Person by or in accordance with this Agreement, specifically. including any such act or failure to act which is attributable in whole or in part to the negligence of such Indemnitee, but specifically excluding any such act or failure to act which is primarily attributable to gross negligence, malfeasance (including but not limited to knowing violation of applicable laws that materially and adversely affects the Partnership)or fraud. To the fullest extent permitted by law, the Partnership (but not any Partner) shall indemnify and hold harmless each Indemnitee for any loss, damage, liability, cost or expense (including reasonable attorneys' fees) arising out of any act or failure to act by such Indemnitee, if such act or failure to act is in. good faith and is reasonably believed to be within the scope of the authority granted to such Person by or in accordance with this Agreement, specifically including any act or failure to act which is attributable in whole or in part to the negligence of such Indemnitee, but specifically excluding any such act or failure to act which is primarily attributable to gross negligence, malfeasance (including but not limited to knowing violation of applicable laws that materially and adversely affects the Partnership) or fraud. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that an Indemnitee did not act in good faith. The Partnership shall also provide such indemnification in any action, suit or proceeding by or in the right of the Partnership to procure a judgment in its favor. Expenses incurred in defending any action, suit or proceeding shall be paid by the Partnership in advance of final disposition of such proceeding upon receipt' of an undertaking (which shall be secured by a pledge of the indemnified Partner's Partnership Interest or other collateral reasonably acceptable to the Partners) by or on behalf of the Indemnitee to repay such amount with interest at the Base Lending Rate from the date of any such advance if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Partnership as authorized thereunder. The indemnification called for by this Section 6.7 shall continue as to any Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of such Indemnitee. The Partnership may purchase and maintain insurance on behalf of any one or more of the Indemnitees And any other Person, as the General Partners shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the, activities of the Partnership, whether or not the Partnership would have the power to indemnify such Person against such liability thereunder. An Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction with respect to which indemnification applies, if the transaction was otherwise permitted by the terms of this Agreement. The provisions of this Section 6.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, administrators and personal representatives, and shall not be deemed to create any rights for the benefit of any other Person. Each Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by such Partner to be genuine and to have been signed or presented by the proper party or parties. Each Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by such Partner. The opinion of such consultant or adviser as to matters which such Partner reasonably believes to be within such consultant's or adviser's professional or expert competence shall be, full and complete authorization and, protection in respect of any action taken or suffered or omitted by such Partner in good faith and in accordance with such opinion (provided, however, in the event a Partner seeks to rely on such an opinion for purposes of this Section 6.7. such opinion shall be confirmed in writing by the consultant or advisor that rendered such opinion).

     6.8.      Authority of Limited Partner. The Limited Partner shall take no part or otherwise participate in the conduct or control of the. Partnership business and shall have no right or authority to act for or to bind the Partnership. The exercise of any of the rights and powers of the Limited Partner pursuant to the terms of this Agreement shall not be deemed taking part or otherwise participating in the day-to-day affairs of the Partnership or the exercise of control over Partnership affairs.

SECTION VII Allocations of Profits and Losses

     7.1.      Allocation of Profits and Losses.

           (a) General Allocations. For each year of the Partnership (or part thereof), Profits or Losses will first be allocated between the Partners (after giving effect to Section 7.3 and Section 7.1(b)) so as to eliminate or minimize proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Accounts for that fiscal year; provided, however, that no portion of the Profits for any fiscal year shall be allocated to a Partner whose Partially Adjusted Capital Account is greater than or equal to its Target Account and no portion of the Losses for any fiscal year shall be allocated to a Partner whose Target Account is greater than or equal to its Partially Adjusted Capital Account for such year.

           (b) Other Special Allocations.

                (i) If the Partnership has a Profit for any fiscal year, (determined prior to giving effect to this Section 7.1(b)(i)), each Partner whose Partially Adjusted Capital Account is greater than his Target Capital Account for such year shall be allocated items of Partnership expense or loss for such year equal to the difference between his Target Capital Account and his Partially Adjusted Capital Account. In the event the Partnership has insufficient items of expense or loss for such year to satisfy the previous sentence with respect to all such Partners, the available items of expense or loss, shall be divided among such Partners in proportion to such differences.

                (ii) If the Partnership has a Loss for any fiscal year (determined prior to giving effect to this Section 7.1(b)(ii)), each Partner whose Target Account is greater than his Partially Adjusted Capital Account for such year shall be specially allocated items of Partnership income or gain for such year equal to the difference between his Target Account and his Partially Adjusted Capital Account. In the event the Partnership has insufficient items of income or gain for such year to satisfy the previous sentence with respect to all such Partners, the available items of income or gain shall be divided among the Partners in proportion to such differences.

     7.2.      Tax Allocations. For federal income tax purposes, except as otherwise provided in Sections 7.3 and 7.4, each item of income, gain loss and deduction of the Partnership shall be allocated among the Partners in accordance with the manner in which the corresponding item of Profit or Loss is allocated.

     7.3.      Special Allocations.

           (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Section VII, if there is a net decrease in Partnership Minimum Gain or Partner Minimum Gain during a Partnership taxable year, prior to any other allocation, each Partner shall be specially allocated items of Partnership income and gain for such year (and if necessary, subsequent years) in an amount and manner required by Treasury Regulations Section 1.704-lT(b)(4)(iv)(e) or 1.704-lT(b)(4)(iv)(h), or any successor provisions.

           (b) Qualified Income Offset. If a Partner receives an unexpected adjustment, allocation or distribution as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of Partnership income or gain shall be specially allocated to. such Partner in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations under Code Section 704(b), the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided that an allocation pursuant to this section 7.3(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7.3 have been tentatively made as if this section 7.3(b) were not in this Agreement. This Section 7.3(b) is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(ii)(d) or any successor provision thereto and shall be interpreted consistently therewith.

           (c) Nonrecourse Deductions. Nonrecourse Deductions of the Partnership shall be allocated to the Partners in proportion to their respective Percentage Interests.

           (d) Allocation of Partner Nonrecourse Deductions. Any partner Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Partner that made or guaranteed or is otherwise liable with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-1T(b)(4)(iv)(h) or any successor provision.

           (e) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734 (b) or Code Section 743 (b) is required, pursuant to Treasury Regulation Section 1.704-1(b) (2) (iv) (m) to be taken into account in determining capital, accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

           (f) Other Special Allocations. Gain, loss or cancellation of debt income, if any, arising from the payment or cancellation of the debt of the Partnership to the Bank of New England N.A. shall be allocated entirely to Linpro. Any gain or loss from or attributable to the contribution of a portion of the Property to Harmans Building Associates, a Maryland general partnership (Harmans Building) in, exchange for a partnership interest therein and any gain or loss from or attributable to the distribution of the partnership interest acquired by the Partnership in Harmans Building to Linpro shall be allocated entirely to Linpro.

     7.4     Section 764(c) Compliance. In accordance with section 704(c) of the Code and the applicable Treasury regulations thereunder, income, gain, loss, and deduction, including tax depreciation, with respect to any property contributed to the capital of the Partnership, or with respect to any property which properly has, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and (g), a Book Basis different than its adjusted tax basis, shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted tax basis of such property to the Partnership and the Book Basis of such property. Allocations pursuant to this Section 7.4 are solely for purposes of federal, state and local taxes and shall not affect, nor in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

SECTION VIII Distributions

     8.1.      Net Cash Flow. After providing for the satisfaction of all the current debts and obligations of the Partnership, after any required payments on any loan or other financing, the Partnership shall, as soon as reasonably practical, make semi-annual distributions and annual adjusting distributions of Net Cash Flow of the Partnership, to the extent available (after establishment of appropriate and reasonable reserves, as determined by the General Partners) to the Partners in the following manner and order of priority:

           (a) first, an amount (under this clause (a)) of Net Cash Flow up to the aggregate balance of the Deficit Contribution Accounts of the Partners shall be distributed to the Partners in proportion to the respective amounts of each Partner's Deficit Contribution Account;

           (b) second, an amount (under this clause (b)) of Net Cash Flow up to the aggregate amount of Preferred Return of the Partners for such period shall be distributed to the Partners in proportion to their respective amounts of such Preferred Return;

           (c) third, an amount (under this clause (c)) of Net Cash Flow of the Partnership up to the aggregate balance of the Unrecovered Capital Accounts of the Partners shall be distributed to the Partners in proportion to the respective balance in the Unrecovered Capital Account of each such Partner; and

           (d) thereafter, any remaining balance of 'Net Cash Flow of the Partnership shall be distributed to the Partners in .accordance with and in proportion to their respective Percentage Interests in the Partnership.

     In the event that the Partners' Percentage Interests change within a Partnership fiscal year, any Net Cash Flow distributed pursuant to clause (e) with respect to such year shall be distributed pro rata in proportion to both the number of days in such year and the Partners' respective Percentage Interests that were in effect on such days.

     8.2.      Distributions of Proceeds of Interim Capital Transactions. After providing for the satisfaction of all the current debts and obligations of the Partnership, including any required payments on any loan or other financing and excluding any non-required principal prepayments of Partnership debts or liabilities (which shall be made only with the Approval of the General Partners), the Partnership shall, as soon as reasonably practical following an interim Capital Transaction, distribute the net proceeds of such Interim Capital Transactions to the Partners to the extent available (after establishment of appropriate and reasonable reserves, as determined by the General Partners) in the following manner and order of priority:

           (a) first, an amount (under this clause (a)) of such net proceeds up to the aggregate balance of the Deficit Contribution Accounts of the Partners shall be distributed to the Partners in proportion to the respective amounts of each Partner's Deficit Contribution Account;

           (b) second, an amount (under this clause (b)) of such net proceeds up to the aggregate balance of the. Preferred Return of the Partners shall be distributed to the Partners in proportion to the respective amounts of the Preferred Return of each such Partner;

           (c) third, an amount (under this clause (c)) of such net proceeds up to the aggregate balance of the Unrecovered Capital Accounts of the Partners shall be distributed to the Partners in proportion to the respective balance in- the Unrecovered Capital Account of each such Partner;

           (d) fourth, an amount (under this clause (4)) of such net proceeds, to the extent such net proceeds are from or reflect a gross sales price of the Property of up to $125,000 per acre, shall be distributed to the Partners in accordance with and in proportion to their respective Percentage Interests;

           (e) fifth, an amount (under this clause (e)) of such net proceeds, up to the balance of the Special Account of Linpro, to the extent such net proceeds are from or reflect a gross sales price of the Property of greater than $125,000 per acre, shall be distributed to Linpro; and

           (f) thereafter, any remaining net proceeds shall be distributed to the Partners in accordance with and in proportion to their respective Percentage Interests in the Partnership.

     In the event that the Partners' Percentage Interest change within a Partnership fiscal year, any net proceeds distributed pursuant to clauses (d) and (f) with respect to such year shall be distributed in proportion to the Partners, respective Percentage Interests that were in effect at the time of the transaction or event generating the net proceeds distributable under clauses (d) and (f).

     8.3.      Distribution of Proceeds Available Upon Dissolution and Winding Up. Upon the dissolution and winding-up of the Partnership, after providing for the satisfaction of all the debts and obligations of the Partnership and after any required payments on any loan or other financing, the Partnership shall, as soon as reasonably practical, distribute net proceeds available (after establishment of appropriate and reasonable reserves, as determined by the General Partners) upon dissolution and winding-up to the Partners within the time period specified by Treasury Regulation Section 1.704-1(b) (2) (ii) (b) (2) in the following manner and order of priority (after allocating Profit or Loss and any items of income, gain, loss or deduction pursuant to Section' VII hereof):

           (a) first, an amount (under this clause (a) of such net liquidation proceeds up to the aggregate balance of the Deficit Contribution Accounts of the Partners shall be distributed to the Partners in proportion to the respective amounts of each Partner's Deficit Contribution Account;

           (b) second, an amount (under this clause (b), of such net liquidation proceeds up, to the aggregate balance of the Preferred Return of the Partners at that time shall be distributed to the Partners in proportion to the respective Preferred Return of each such Partner;

           (c) third, an amount (under this clause (c) of such net liquidation proceeds up to the aggregate balance of the Unrecovered Capital Accounts of the Partners at that time shall be distributed to the Partners in proportion to the respective balance in the Unrecovered Capital Account of each such Partner;

           (d) fourth, an amount (under this clause (d)) of such net proceeds, to the extent such net proceeds are from or reflect a gross sales price of the Property of up to $125,000 per acre, shall be distributed to the Partners in accordance with and in proportion to their respective Percentage Interests;

           (e) fifth, an amount (under this clause (e)) of such net proceeds, up to the balance of the Special Account of Linpro, to the extent such net proceeds are from or reflect a gross sales price of the Property of greater than $125,000 per acre, shall be distributed to Linpro;

           (f) then, any remaining net liquidation proceeds shall be distributed to the Partners in accordance with and in proportion to their respective Percentage Interests in the Partnership (determined as of the date of such distribution).

     To the extent any reserves are established for contingent, unforeseen or other liabilities or obligations of the Partnership, as set forth above, such reserves shall be held for the, purpose of paying such contingent, unforeseen or other liabilities or obligations and, at the expiration of such period as deemed reasonably advisable by the Partner liquidating the assets of the Partnership, of distributing the balance of such reserves in. the manner provided herein above in this section 8.3.

     8.4.      Place of Distribution. All cash distributions to PCI shall be made directly to PCI at Suite 600, 900 19th Street, N.W., Washington, D.C. 20006. All cash distributions to Linpro and the Limited Partner shall be made directly to Linpro and the Limited Partner at Suite 211, 1717 Elton Road, Silver Spring, MD 20903. Any Partner may change its address for distributions by notice to the Managing Partner.

     8.5.      Distributions in Kind. If any assets of the Partnership shall be distributed in kind, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions in which such Partners would have been entitled to cash distributions, as determined after application of Section 5.10 hereof.

     8.6.      Land Distribution. Immediately following the execution and delivery of this Agreement, the Partnership shall distribute to Linpro all of its right, title and interest in Harmans Building Associates, a Maryland general partnership, which the parties agree has no net fair market value as of the date of such distribution.

SECTION IX Partnership Expenses, Reserves and Fees

      9.1.       Partnership Expenses. Except as otherwise, provided in any construction contract or management agreement, all of the Partnership's expenses shall, where practical, be billed directly to and paid by the Partnership; provided, however, that the Partnership shall not be required to pay any Partner's allocable, overhead costs (other than reasonable allocation of Linpro's accounting and data processing services, which amount shall be reimbursed to Linpro). The Partners shall be entitled to be reimbursed for those costs or expenses incurred by them on behalf of the Partnership prior to its formation, such as letter of credit fees with respect to the contract for the purchase of the Property, architectural and engineering costs and the other expenses Approved by the General Partners, set forth in Exhibit F attached hereto, and shall not be entitled to be reimbursed for any other pre-formation costs incurred by them. In the event any Partnership costs and expenses are or have been paid by a Partner on behalf of the Partnership, then, except as expressly provided herein to the contrary, such Partner shall be entitled to be reimbursed for such payment or expense as long as incurring the obligation to pay such costs or expenses was Approved by the General Partners.

     9.2.       Reserves.       (a) From and after the date of this Agreement, the Managing Partner may establish one or more separate operating, replacement and working capital reserve accounts (Reserve Account) with respect to the Project in such amount as the General Partners shall determine to be appropriate, and may deposit therein from time to time such amounts from net revenues from operations and net proceeds received by the Partnership from capital, transactions before any distributions of any such revenues or proceeds to the Partners. Insetting the amount of Partnership reserves, the Partners acknowledge that it is their intent to set only such reserve levels as are reasonably necessary to meet the current needs of the Partnership and not to accumulate funds for the purposes of prepaying existing Partnership debt or avoiding or delaying the borrowing of additional funds for the construction or refinancing of the Improvements, to the extent that such accumulation would unreasonably delay the distribution of, or prevent the Partnership from distributing, the unpaid amount of the Partners Preferred Return.

           (b) The Reserve Account may be charged with any expenditures for the operation of the Partnership or the purchase, repair, maintenance or construction of items relating to the Project, whether such items are treated as current expense deductions or as capital expenditures under generally accepted accounting practices; provided, however, that no expenditures shall be made from the Reserve Account to the extent that the cost of the purchase, repair or construction is provided by insurance proceeds or proceeds of a loan secured by a security interest in the property repaired or purchased, or a, real property mortgage loan or of similar financing or refinancing with respect to the Project Nothing contained in this Section 9.2 shall in any way limit or restrict, or expand the right of the Managing Partner to use other assets or funds of the Partnership (other than deposits to the Reserve Account) for any such expenditures for the operation of the Partnership or the purchase, repair, maintenance or construction of items relating to the Project.

     9.3.       Marketing Cost Recovery Fee. In consideration of its services in, marketing land parcels to be sold to unaffiliated third parties, in addition to any third party brokerage or, other fees, the Partnership shall pay to Linpro a Marketing Cost Recovery Fee equal to one percent (1%) of the gross sales price (without reduction for any land loan, development loan or other debt obligations or closing costs) of land parcels sold to such unaffiliated third parties. The Marketing cost Recovery Fee shall be payable at the closing of any such sale of land parcels to third parties.

SECTION X Annual Budgets

     10. 1.      Annual Budget. The Managing Partner shall prepare (or cause to be prepared) an annual budget for the Partnership (such annual budget as Approved by the General Partners and as amended from time to time with the Approval of the General Partners being referred to herein as the Annual Budget), which shall include, among other things, budgeted revenues (including contemplated proceeds of capital transactions) and expenses projected capital improvements, repairs or replacements, reserves, and management, marketing and leasing plans for the Partnership. The Annual Budget shall be accompanied, by notes or other narrative setting forth in reasonable detail any material assumptions made or relied upon in generating such budget. The initial Annual Budget for the Partnership, as unanimously approved by the Partners, is attached hereto as Exhibit G and by this reference made a part hereof. The Annual Budget for each succeeding year shall be prepared (or caused to be prepared) each year in proposed form by the Managing Partner and delivered to the General Partners no later than November 15 of the year preceding the year for which such budget is to be effective. The General Partners or their Representatives shall diligently review such proposed budget and meet to review and discuss such budget no later than December 15 of such year. If any General Partner, through its Representatives, makes written objections to, or comments on, the proposed Annual Budget on or before such meeting, or at any time thereafter prior to Approval of such budget by the General Partners, the General Partners shall use their best and good faith efforts to agree as soon as possible on a revised Annual Budget acceptable to the General Partners. The Managing Partner shall have no authority to undertake or implement the actions described in, or operate the Partnership in accordance with, any proposed Annual Budget, as revised by the General Partners, until such Annual Budget has been Approved by the General Partners. The Managing Partner may, however, on its own initiative propose for the General Partners' consideration amendments or modifications to any Annual Budget previously approved by the General Partners as, in the Managing Partner's reasonable discretion, are necessary or desirable due to changed or uncontemplated business conditions or other circumstances or considerations. If, after following the procedure set forth in this Section 10.1, the General Partners are unable to approve the Annual Budget, for the ensuing fiscal year by January 1 of such year, then the Managing Partner shall continue to operate the Partnership in a manner which is as consistent as possible with the previous year's Annual Budget, as most recently revised, with suitable adjustments in revenues and expenses as dictated by inflationary factors or as otherwise dictated by necessary changes in operations.

SECTION XI Deficit Contributions

     11.1.       Deficit Contribution Accounts. (a) Any contribution made by a General Partner to the Partnership pursuant to Section 5. 2 (d) (i) shall be a Deficit Contribution for all purposes of this Agreement and shall be added to the Deficit Contribution Account [as defined in Section 11.1(b)] of the General Partner making the contribution. Deficit Contributions shall be repaid, With a preferred return, solely by means of those payments pursuant hereto which reduce the balance of the Deficit contribution Accounts of the Partners, as provided in this Section 11.1.

           (b) The Deficit Contribution Account of a General Partner shall mean the aggregate Deficit Contributions made by the Partner to the Partnership pursuant to Section 5.2 (d) (i), increased by (i) the amount of accumulated preferred return thereon [computed as provided in Section 11.1(c)], and decreased by (ii) the amounts distributed to the Partner pursuant to Sections 8.1(a), 8.2(a) and 8.3(a) in reduction of the Deficit Contribution Account of the Partner.

           (c) The preferred return shall be computed on the unreturned Deficit Contributions at a rate per annum equal to the Base Lending Rate plus 3.0%, compounded annually (provided such referred return shall never be less than a cumulative annual compound return of 9.5% or greater than a cumulative annual compound return of 14.0%).

           (d) For all purposes of this Agreement, the distributions specified in Section 11.1(b) which decrease the Deficit Contribution Account of a Partner shall be treated first as a distribution of the accumulated preferred return on the Deficit Contributions and next as a return of the Deficit Contributions.

SECTION XII Assignment of Interests of Partners

     12.1.      General Restrictions. The interest in the Partnership of any Partner may be assigned only as permitted by the provisions of Section XIII or this Section XII. Neither the Partnership nor the Partners shall be bound by any such assignment until a counterpart of the instrument of assignment, executed and acknowledged by the parties thereto, is delivered to the Partnership and the Partners, and such assignment shall be effective as of the date specified therein.

     12.2.      Specific Restrictions. Except as provided in Section XIII, this Section 12.2 or Section 12.3, 12.4 or 12.5 hereof (a) neither Linpro nor any general partner of Linpro shall transfer, sell, assign, pledge, encumber, grant a security interest, give or otherwise dispose of all or any part of its interest in the Partnership or in Linpro, whether voluntarily or by operation of law, or at judicial sale or otherwise, to any person, without the prior written consent of PCI, and (b) PCI shall not transfer, sell, assign, pledge, encumber, grant a security interest, give or otherwise dispose of all or any part of its interest in the Partnership, whether voluntarily or by operation of law, or at judicial sale or otherwise, to any person, without the prior written consent of Linpro.

     12.3.      Permitted Transfers by Linpro and Partners of Linpro. Notwithstanding anything in Section 12.2 hereof to the contrary, provided the same does not violate or cause the Partnership as borrower under any loan to breach any term thereof, Linpro may assign or transfer all (but not less than all, unless such transfer or assignment is a pledge or other transfer to provide security for an obligation of Linpro) of its interest in the Partnership to an Affiliate of Linpro (provided one or more of Eric Eichler, John A. Berry, Jay G. Cranmer, John Chirtea, Mark Corneal, J. Patrick Armstrong or Peter P. DiLullo, the Current General Partners control all day-to-day and major management decisions of such Affiliate, and directly (or indirectly through wholly owned subsidiary entities) possess (during the construction of the Project) or, together with Persons described in clause (c) below (after completion of such construction), more than 50% of the stock or partnership interests in such Affiliate), and so long as such Current General Partners continue to control all day-to-day and major management decisions of Linpro and such general partners continue to directly (or indirectly through wholly owned subsidiary entities) possess (during the construction of the Project) or, together with persons described in clause (c) below (after completion of such construction), more than 50% of the partnership interests in Linpro, any partner of Linpro may assign or transfer all or any part of his or its interest in Linpro (a) to an Affiliate of such transferor, (b) to a person who is then a partner of Linpro and who is not Insolvent or Bankrupt within the meaning of Section 14.1, (c) whether voluntarily. or involuntarily, on death or inter vivos (in trust or otherwise), to or for the benefit of any member of his immediate family (i.e., spouse, brothers and sisters, parents, children, including those adopted, their direct descendants, and the spouses of any of them), or (d) to a person who is then a partner in The Linpro Company.

     12.4.      Permitted Transfers by PCI. Notwithstanding anything in Section 12.2 hereof to the contrary, PCI may assign or transfer all (but not less than all, unless such transfer or assignment is a pledge: or other transfer to provide security for an obligation of PCI) of its interest in the Partnership to an Affiliate of PCI.

     12.5. Additional Permitted Transfers. (a) In the event Linpro or PCI desires at any time to sell, assign or transfer (Transfer) all or any part of its interest in the Partnership (the Interest) other than as permitted by Sections 12.3 or 12.4 hereof, such Partner (the Offeror) may only do so if such, Transfer (i) is to a third party who is (A) generally of good reputation, (B) capable of fulfilling the financial obligations of a Partner hereunder, (C) with respect to a transfer by Linpro, experienced in the development and management of projects similar to the Project, and (D) with respect to a Transfer by PCI, not actively involved (either directly or through affiliated entities) in the development, management and/or operation of projects similar to the Project on a local or national basis (a Third Party), (ii) complies with the terms of this Section 12.5 and (iii) does not cause material adverse tax consequences to a Partner or partner therein (other than those tax consequences, associated with transfers to foreign or tax exempt transferees). The Offeror shall first send a written notice (the Notice) to the other Partner (the Offeree) offering to Transfer such Interest to the offeree. The Offering Notice shall set forth the purchase price for such Interest, together with the other terms and conditions of such offer.

           (b) The Offeree, by written notice to the Offeror given within thirty (30) days of the receipt of the Notice from the offeror (the Response Period), may elect to purchase the Interest on the terms and conditions set forth in the Notice such written notice shall be accompanied by a certified or cashier's check in an amount equal to 5% of the proposed purchase price Failure of the Offeree to respond within the Response Period shall be deemed consent to the proposed Transfer and the provisions of Section 12.5(d) below shall apply.

           (c) If the Offeree shall so elect, the Offeror shall sell and the Offeree shall buy the Interest. The aforesaid sale shall close on the date which is one hundred twenty (120) days following the Offeree's election to purchase the Interest in accordance with this Section 12.5. The closing shall be held at the principal office of the Partnership or at such other place as may be mutually agreed to by the Partners. At the closing, the Offeree shall tender the remainder of the purchase price by certified or cashier's check or, at the Offeror's election, by wire transfer, against delivery by the Offeror of an assignment of the Interest. In the event the offeree fails to close the purchase of the Interest on the date of closing thereof, the Offeror may, as its sole, and exclusive remedy, cause the Offeree to forfeit its deposit as liquidated damages for such failure to close, with such deposit being paid directly to the Offeror notwithstanding the provisions of Section VIII to the contrary. In addition, upon any such default, the terms and provisions of this Section 12.5 shall be of no further force and effect with respect to the defaulting Offeree and the Offeror shall be permitted to transfer the Interest in the Partnership to a third party without the consent of the Offeree.

           (d) If the Offeree does not elect to purchase the Interest by sending written notice of such election to the Offeror prior to the expiration of the Response Period, the Offeror shall be free for a period of one hundred eighty (180) days after the lapse of the Response Period, to Transfer the Interest to a Third Party on substantially the same terms as set forth in the Notice. However, if the Offeror proposes to sell the Interest on terms not substantially the same as those set forth in the Notice, it shall again give the Offeree a Notice under this Section 12.5 and the Offeree shall again have the rights set forth in this Section 12.5.

           (e) For purposes of this Section 12.5, Linpro and the Limited Partner shall be treated together as a group or single entity in the same manner as if they were a single Partner. Wherever in this Section 12.5 any reference is made to Linpro, such reference shall be deemed to mean and refer to the Linpro Group, and Linpro shall have the right, power and authority to act for and on behalf of the Linpro Group, without any consent, approval or authorization of any kind whatsoever from the Limited Partner.

     12.6.      Foreign or Tax Exempt Transferee. Notwithstanding Section 12.5 hereof, no Partner may assign, transfer or otherwise dispose of all or any part of its interest in the Partnership to a person who is not a citizen and resident of the United States or to a tax-exempt entity within the meaning of section 168 (h) (2) of the Code unless such transferee agrees with the remaining Partners to specially allocate depreciation deductions such that the remaining Partners suffer no increase in allocable shares of Partnership taxable income due to the decreased Partnership depreciation deductions that result from the presence of a foreign or tax-exempt partner and executes an amendment to this Agreement in. form and substance satisfactory to the remaining Partners to effect this result. In the event that any Partner in the Partnership is not or shall cease to be a citizen and resident of. the United States of America such Partner by execution of this Agreement or any amendment hereto agrees to file such forms or other information as may be necessary in order to eliminate any obligation on the part of the Partnership or any Partner to withhold from amounts distributed to such Partner pursuant to this Agreement, United States Federal income taxes pursuant to section 1441 or any other section of the Code.

     12.7.      Substituted Partner. No permitted assignee or transferee of all or part of the interest in the Partnership of a Partner in the Partnership shall have the right to become a substituted partner in the Partnership, unless:

           (a) the assignor has granted to the assignee the right to become a substituted partner in the Partnership in the instrument of assignment;

           (b) the assignee has executed an instrument reasonably satisfactory to the other Partners accepting and adopting the terms and provisions of this Agreement;

           (c) the assignor or the assignee has paid or reimbursed the Partnership and the other. Partners any reasonable legal, accounting and other expenses in connection with the admission of the assignee as a substituted partner in the Partnership; and

           (d) In the case of a transfer of a limited partner interest to an assignee or. transferee who is not otherwise a Partner, the Managing Partner unanimously consents to such person becoming a substitute limited partner (in the sole discretion of the Managing Partner).

     12.8.      General Partner as Limited Partners. If any General Partner or any of the partners of any General Partner should acquire an interest in the Partnership as a limited partner, such General Partner or such partner of the General Partner shall, with respect to such limited partner interest, enjoy all of the rights and be subject to all of the obligations and duties of a limited partner to the extent of such interest.

     12.9.       Minimum ownership by Partners. Notwithstanding anything herein to the contrary, without the prior written consent of the other Partners, no Partner shall have the right to sell, assign or otherwise transfer its interest in the Partnership to any person if after such sale, assignment or transfer, either the Partner (but only if such Partner continues to hold an interest in the Partnership) or the purchaser, assignee or transferee would hold an interest in the Partnership of less than 1%.

     12.10.      Section 754 Election. In the event of a transfer of all or part of the interest of. a Partner in the Partnership, by sale or exchange, at the request of the transferor, or in the event of a distribution which could give rise to an optional basis adjustment described in Section 754 of the Code, the Partnership shall elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Partnership property as provided by Sections 734 and 743 of the Code, and any costs of such election or costs of administrating or accounting for such election shall be at the sole cost and expense of the transferor, or the distributor as the case may be.

     12.11.       Allocations Between Transferor and Transferee. In the event of a transfer of all or any part of the interest of a Partner in the Partnership by sale or exchange, unless otherwise agreed between the transferor and the transferee, upon the transfer of such interest, the net profits, net losses, net gains and credits attributable to the interest so transferred shall be allocated between the transferor, and the transferee as of the date set forth in the instrument of transfer, and such allocation shall be based upon the number of days during the applicable fiscal year of the Partnership that the interest so transferred was held by each of them, without regard to the results of Partnership activities and operations during the period in which each was the holder; provided, however, that the net gains or net losses on the sale of the Project or any portion thereof shall be allocated to the holder of record of the interest on the date of sale; and provided further, that any such transferee or transferor shall not be entitled to cause the Partnership to close its books on an interim basis. Distributions shall be made to the holder of record of the interest on the date of distribution.

SECTION XIII Deadlock; Events of Default

     13.1.      Deadlock. As used in this Agreement a Deadlock shall have occurred if the Partners have failed, after good faith efforts by the Partners or their Representatives, to Approve or agree to reject, modify or delay the decision whether to Approve, reject, or modify any Development Plan and Budget, any Construction. Plan and Budget, any Annual Budget or any major Decision presented to the General Partners for action within sixty (60) business days of the date of the General Partners meeting at which the General Partners first fail to Approve or agree to reject, modify or delay decision with respect to such matter and the General Partners express inconsistent or conflicting opinions or views with respect to such decision. Except as provided below in paragraph (h) of this Section 13.1, in the event of any Deadlock, either General Partner (the Offeror) shall have the right to make an offer as described below (the Buy-Sell Offer) to the other General Partner (the Offeree) as set forth below:

           (a) The Buy-Sell Offer shall (i) be in writing and be signed by the Offeror; (ii) specify a cash purchase price (Overall Purchase Price) for all, of the assets of the Partnership, as if free and clear of all loans and other financing; (iii) specify the amount of the Overall Purchase Price which is attributable to the Project and other Partnership assets; (iv) specify the other major economic terms and conditions upon which the Offeror would be willing to sell to the Offeree either its interest in the Partnership or all of the Partnership assets (and in each case, under the circumstances described below, those same terms and conditions to apply to the sale by the Offeree to the Offeror of either its interest in the Partnership or all of the Partnership assets) in each case consistent with the terms of the alternative elections set forth below in Section 13.1 (b); and (v) disclose the terms and details of any discussion, refinancing or proposed sale that the Offeror has entertained, negotiated or discussed during the last 180 days with any third party for all or any portion of the Project.

           (b) The Offeree shall have the right, exercisable by delivery of notice in writing (the Election) to the Offeror within 90 days from the receipt of the Buy-Sell Offer to elect to either:

                (i) sell to the Offeror all of the Offeree's right, title and interest in and to its Partnership Interest for the amount that the Offeree would receive if all Partnership assets were sold for the Overall Purchase Price, all existing loans and other financing were paid in full, and the remaining proceeds were distributed to the Partners and the Partnership liquidated, all as provided in Section 8.3;

                (ii) purchase all of the Offeror's right, title and interest in and to its Partnership Interest for the amount that the Offeror would receive if all Partnership assets were sold for the Overall Purchase Price, all loans and other financing and other Partnership obligations were paid in full, and the remaining proceeds distributed to the Partners and the Partnership liquidated, all as provided in Section 8.3;

                (iii) purchase all of the Partnership assets from the Partnership for a cash purchase price equal to the overall Purchase Price; or

                (iv) cause the Partnership to sell to Offeror all of the Partnership assets for a cash purchase price equal to the overall Purchase Price.

           (c) In the case of a purchase of all the assets of the Partnership as described in clauses (b)(iii) or (iv), above, the Partner making such purchase may elect, in its sole discretion, to (i) pay all loans and other financing in full from the Overall Purchase Price or (ii) take some or all of the Project subject to such loans and other financings securing such portions of the Project, in which case the Overall Purchase Price shall be reduced by the amount of the loans and other financings to which the Project is taken subject to and the other loans and other financings shall be paid from the Overall Purchase Price; provided, however, that clause (C) (ii) may not be elected and all loans and other financings must be paid in full from the Overall Purchase Price unless all applicable lenders of such loans and other financings not to be paid consent to the transfer, and agree to release the non-purchasing Partner from all liability with respect to such loans and other financings not being paid and any collateral (including, but not limited to, any note, letters of credit or guarantees) provided by the non-purchasing Partner is returned or cancelled.

           (d) The Offeree shall deliver the Election to the Offeror within 90 days after receipt of the Buy-Se11 Offer. Failure of the Offeree to give the Offeror notice of Offeree's Election shall be deemed, upon the expiration of such 90-day period, to be an Election to sell under clause (b)(i), above.

           (e) All closings of a purchase hereunder shall take place on the date 60 days after Offeree's Election or deemed Election. If the Project is conveyed, under Sections 13.1(b)(iii) or (iv), the Partnership shall convey the Project to the purchasing Partner by a special warranty deed, subject to only those, exceptions which existed on the effective date of this Agreement and such other restrictions, encumbrances, easements, streets and rights-of-way dedicated or created in connection with the development of the Project or the construction of the Improvements and other exceptions to title as may exist [other than liens securing loans, except for loans and other financings to which the Project is to be taken subject to as provided in Section 13.1(c)] which do not materially and adversely affect the ownership or management of the Project. Title insurance premiums, escrow fees and all other, closing costs (other than ad valorem and other, real property taxes which shall be prorated between the Partnership and the purchasing Partner in the usual and customary manner, and other than transfer taxes and recordation fees which shall be allocated one-half to the selling Partner and one-half to the, purchasing Partner) in connection with such conveyance shall be paid by the purchasing Partner. In the case of a conveyance under Sections 13.1 (b) (i) or (ii) all costs of closing shall be paid one-half by the selling Partner and one-half by the purchasing Partner. Closing costs shall not include, however, attorneys' fees or accounting or other professional fees incurred by either Partner (such cost to be paid by the Partner incurring such costs). The purchase price at any closing shall be paid in immediately available funds.

           (f) Either Partner shall be entitled to enforce its rights under this Article XIII by specific performance. If the offeror defaults under this Article, it shall have no right to make any future Buy-Sell Offer and shall have no right of first offer provided in Section 12.5 hereof. No Buy-Sell Offer may be made until all periods for making elections and performing obligations under any previous Buy-Sell Offer pursuant to this Article XIII shall have terminated.

           (g) Either Partner may freely assign its rights and obligations pursuant to this Article XIII to any other third party, by delivering notice of such assignment to the other Partner, provided the assigning Partner shall remain primarily liable for any and all of its obligations under this Section 13.1, As if such Partner had not assigned its rights pursuant to this paragraph (g).

           (h) For purposes of this Section 13.1, Linpro and the Limited Partner shall be treated together as a group or single entity in the same manner as if they were a single Partner. Wherever in this Section XIII any reference is made to Linpro (whether by reference to Linpro, Partner, Offeror, Offeree etc., such reference shall be deemed to mean and refer to the Linpro Group, and Linpro shall have the right, power and authority to act for and on behalf of the Linpro Group without any consent, approval or authorization of any kind whatsoever from the Limited Partner.

     13.2.      Events of Default. For all purposes of this Agreement, any of the following constitute an Event of Default:

           (a) the making of an assignment by a General Partner or the benefit of creditors, any General Partner becoming a party, to any liquidation or dissolution action or proceeding, the appointment of a receiver, conservator or liquidator, for a General Partner or for a significant portion of the General Partner's assets and, if any of the. foregoing occur involuntarily, the same is not dismissed, stayed or discharged within ninety (90) days (thirty (30) days in the case of an appointment of a receiver, conservator or liquidator);

           (b) the filing by a General Partner of a petition in bankruptcy, reorganization, arrangement or composition under any section or chapter of the Federal Bankruptcy Code or any similar law of the United States or any state thereof, or the filing of such a petition against a General Partner which is not vacated within ninety (90) days after the date of filing;

           (c) the occurrence of any of the events described in clauses (a) and (b) of this Section 13.2 (i) with regard to any parent corporation of PCI; (ii) with regard to more than one of the managing partners of Linpro (as defined in the partnership agreement of Linpro); or (iii) with regard to any general partner of Linpro, if such event has a material adverse effect on the business of the Partnership (including, but not limited to, application of a higher interest rate on Partnership financing or the requirement by any Partnership lender of any additional security or collateral, including letters of credit or guarantees) that would not have occurred but for the occurrence of such event;

           (d) legal action by a creditor, against a General Partner for a non-Partnership obligation, that creates an encumbrance on the Project or any part thereof (such as the recordation of a judgment of a lis pendens) provided that the same is not fully released or discharged, whether by payment thereof or by filing a bond causing such judgment, lien or other encumbrance to be removed from the Project within thirty (30) days after its imposition, and provided further that the General Partner that is or was the subject of such action by a creditor shall not be in default hereunder if it is diligently and in good faith contesting such matter, by appeal or other means that result in a stay of execution on such encumbrance pending resolution of such contest;

           (e) the imposition on any General Partner's interest in the Partnership or any distributions of Net Cash Flow or Interim Capital Transaction proceeds, voluntarily or involuntarily or by operation of law, of any material lien, charge, encumbrance or adverse claim, provided that the same is not fully released, or discharged within 90 days after its imposition, and provided further that the General Partner whose Partnership Interest is subject to such material lien, charge, encumbrance or adverse claim shall not be in default hereunder if it is diligently and in good faith contesting such matter and, if in the reasonable judgment of the other Partners, the foreclosure or other sale or transfer of the Partnership Interest subject to the lien, charge, encumbrance or adverse claim is not imminent;

           (f) an attempted or purported assignment, transfer, sale, disposition, pledge, grant of a security interest or hypothecation of a General Partner's interest in the Partnership without the prior written consent of the other Partners, except as permitted under this Agreement;

           (g) removal of the Managing Partner for cause pursuant to Section 6.5(b) hereof (other than clause (A)-(C) thereof);

           (h) the occurrence of any event with regard to any General Partner which would amount to its gross negligence, fraud, malfeasance or knowing violation of applicable laws which materially and adversely affects the Partnership;

           (i) dilution of a General Partner's Percentage Interest by more than 50% of its original Percentage Interest pursuant to Section 5.2(e) and any subsequent further dilution occurring after such a 50% reduction; and

           (j) any breach by a General Partner of any other material duty imposed upon it under this Agreement, including but not limited to the failure by either General Partner to fulfill any purchase or sale obligation of such Partner arising pursuant to Sections 13.1 or 13.4 hereof, if such breach has not been cured or the Defaulting Partner has not commenced appropriate action to cure said breach within thirty (30) days following the giving of written notice of such breach by the other Partner or does not thereafter diligently, continuously, and in good faith continue to cure or take action to cure the breach.

The General Partner with respect to which any Event of Default described in the foregoing clauses occurs shall be the Defaulting Partner, and the other Partner shall be the Nondefaulting Partner. The occurrence of any of the events described in this section 13.2 to or with regard to the Limited Partner shall not be an Event of Default.

     13.3.      Rights Upon Event of Default. Upon the occurrence of any Event of Default and for a period of one year thereafter, provided such event (other than removal of the managing Partner for cause) is then continuing, the Nondefaulting Partner may, in addition to and not in exclusion of its remedies available under this Agreement, at law or in equity, elect to exercise any one or more of the following remedies:

           (a) purchase all (but not less than all) of the Defaulting Partner's Partnership Interest in, accordance with Section 13.4 hereof and, if the Nondefaulting Partner has made such election to purchase the Defaulting Partner's Partnership Interest in accordance with Section 13.4 below, convert the Defaulting Partner to a limited partner as provided in Section 13.5 hereof; or

           (b) dissolve the Partnership without the consent of the Defaulting Partner.

           (c) Notwithstanding any other provision of this agreement to the contrary, in the event of any Event of Default to or with regard to Linpro, the Nondefaulting Partner's, remedies under this Section 13.3 and Section 13.4 shall apply to both Linpro and the Limited Partner and Linpro and the Limited Partner shall be treated as a single entity. Any reference in this Section 13.3 or Section 13.4 to Linpro (whether by reference to the name Linpro, or by reference to Defaulting Partner) shall mean and refer to the Linpro Group, and Linpro shall have the right, power and authority to act for and on behalf of the Linpro Group, without any consent, approval or authorization of any kind whatsoever from the Limited Partner.

     13.4.      Purchase Options.

                (a) The Nondefaulting Partner may, but shall not be obligated to, purchase all (but not less than all) of the Partnership Interest of the Defaulting Partner by giving such Partner written notice of its intention to do so at any time for a period of. one year after the occurrence of any Event of Default (the Election Notice) and otherwise complying with the requirements of paragraphs (b) through (f) hereof.

           (b) Within thirty (30) days of the date of receipt by the Defaulting Partner of the Election Notice, the Partners shall meet and attempt to agree on the Fair Market Value (as defined below) of the Partnership's assets. If the Partners agree on the Fair Market Value of the Partnership's assets within such thirty (30) day period (or such longer period as may be mutually agreed to, in writing, by the Partners), then such agreed upon Fair Market Value shall be set forth in writing and promptly delivered to the Partnership's accountants, and shall be the basis for determining the Purchase Price of the Defaulting Partner's interest in the Partnership for purposes of this Section 13.4. Such Determination of value shall be final and binding upon the Partners for all purposes of this Agreement. If the Partners have not agreed on the Fair Market Value of the Partnership's assets within the thirty (30) day period (or such longer period as has been mutually agreed to,in writing), including a failure to agree arising from a refusal or inability of the Defaulting or Nondefaulting Partner to meet with the other Partner to attempt to agree on such Fair Market Value, then the Fair Market Value of all of the Partnership assets shall be determined in accordance with the appraisal procedure set forth in Section 5.10 hereof. The appraisers shall submit copies of their opinion and determination of the Fair Market Value of all of the Partnership's assets simultaneously both to the Defaulting and Nondefaulting Partners and to the Partnership's accountants, and such determination shall be the basis for determining the Purchase Price of the Defaulting Partner's Partnership Interest for purposes of this Section 13.4. The "Fair Market Value" of the assets of the Partnership shall mean the cash price that a sophisticated purchaser would pay for all the assets of the Partnership on the date of the Election Notice. This Section 13.4(b) for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and the determination of Fair market Value hereunder shall be final and binding upon the parties hereto for all purposes of this Agreement.

           (c) Determination of Purchase Price. Within fifteen (15) days after the determination of the Fair Market Value of the assets of the Partnership, the Partnership's accountants shall determine the amount of cash which would be distributed to the Defaulting Partner in liquidation of its interest in the Partnership if the assets of the Partnership had been sold for the Fair Market Value as of the date of the Election Notice and the proceeds thereof were applied to the payment of all liabilities of the Partnership as of such date and the establishment of reserves for contingent or unforeseen liabilities and the remaining amount were distributed, to the Partners in accordance with Section 8.3 hereof. Such amount is hereinafter referred to as the Purchase Price of the Defaulting Partner's interest in the Partnership. Within fifteen (15) days after the determination of the Fair Market Value of the Partnership's assets, the Partnership's accountants shall give the Partners written notice of the Purchase Price of the Defaulting Partner's interest in the Partnership, along with a summary statement setting forth the calculation thereof (the Accountant's Notice). The determination by the Partnership's accountants of such amounts (including the determination of the amount to be set aside as or unforeseen liabilities) shall be both the Defaulting and Nondefaulting reserves for contingent conclusive and binding on Partners, except for obvious and merely mathematical errors of calculation. The Partnership shall pay the fees and expenses of the Partnership's accountants incurred or charged for the services described in this Section 13.4. This provision for the determination of the Purchase Price. shall be specifically enforceable to the extent that such remedy is available under applicable law.

           (d) Closing of Purchase and Sale. The closing of the purchase and sale of the Defaulting Partner's interest in the Partnership shall be consummated through an appropriate escrow within thirty (30) business days following the date of the Accountant's Notice, as provided in Section 13.4(c) above. At such closing, (1) the Defaulting Partner shall transfer to the Nondefaulting Partner or its designee the entire interest of the Defaulting Partner in the Partnership free and clear of all liens, security interests and claims except liens, security interests and claims of the Nondefaulting Partner, and shall deliver to the Nondefaulting Partner or its designee such instruments of transfer, releases and such evidence of the due authorization, execution and delivery and of the absence of any liens, security interests or competing claims as the Nondefaulting Partner or its designee shall reasonably request, and (2) the Defaulting Partner shall receive the Purchase Price, adjusted for the Costs of Transfer (as defined below), in cash. As used herein Costs of Transfer shall mean any prepayment penalties on Partnership financing which become due because of the transfer under this Section 13.4, real estate transfer, sales, and stamp taxes, escrow fees, recording fees, and all other closing costs. Such Costs of Transfer shall not, however, include attorneys' fees or accounting or other professional fees of either party. Such Costs of Transfer shall be paid one-half by the Nondefaulting Partner or its designee and one-half by the Defaulting Partner. The escrow agent shall provide both Partners with a closing statement reflecting (on an itemized basis) the Costs of Transfer.

           (e) Liabilities. The purchase of the interest of the Defaulting Partner pursuant to this Section 13.4 shall release the Defaulting Partner (and the Nondefaulting Partner shall indemnify the Defaulting Partner) from all liabilities and claimed liabilities of the Partnership incurred after the date of the Election Notice and from all liabilities and claimed liabilities incurred prior to such date except for (i) liabilities not taken into account (or liabilities the full extent of which were not taken into account) in the determination of Purchase Price, (ii) liabilities or losses arising out of the actions of the Defaulting Partner after the date of the Election Notice, and (iii) tort liabilities not covered by insurance for events occurring prior to the Election Notice. The Partners acknowledge that in determining the Purchase Price of the Defaulting Partner's Partnership Interest pursuant to Section 13.4(c) hereof, an amount was or should have been set aside as reserves for contingent or unforeseen liabilities. In the event that such reserved amount ultimately exceeds the amount of any Partnership contingent or unforeseen liabilities (and legal costs incurred in contesting such liabilities) arising during or incurred with respect to the period ending on the date of the Election Notice, the Nondefaulting Partner or its designee shall make an additional payment to the Defaulting Partner equal to its pro rata share of such excess. Payment of such amount shall be made within thirty (30) days after the date the Partnership actually distributes to its Partners the final amounts reserved for contingent and unforeseen liabilities pursuant to the last sentence of Section 8.3 hereof or, if no such reserves are created upon liquidation of the Partnership, within thirty (30) days after the date of final distribution in liquidation of the Partnership. In the event that the amount reserved in determining the Purchase Price is insufficient to satisfy the contingent or unforeseen liabilities that arose during or were incurred with respect to the period ending on the date of the Election Notice (including legal costs incurred in defending or contesting such liabilities), the Defaulting Partner shall continue to be liable for its pro rate share of such liabilities (and legal costs) and shall pay or reimburse the Nondefaulting Partner or its designee or the Partnership as appropriate, within thirty (30), days of demand therefore by the Partnership or the Nondefaulting Partner or its designee, as the case may be.

           (f) Withdrawal of Defaulting Partner. Upon closing of the purchase of the Defaulting Partner's interest in the Partnership, the Defaulting Partner shall withdraw completely from the Partnership as a Partner. The Nondefaulting Partner or its designee shall succeed to the capital account of the Defaulting Partner as of such date, and the Defaulting Partner shall have no further rights to distributions from the Partnership, and shall not have any other rights of a partner of the Partnership from such date. Both Partners shall execute any and all documents and instruments necessary or incidental to the transfer of the Defaulting Partner's interest in the Partnership, its withdrawal from the Partnership or to effectuate the purpose of this Section 13.4.

     13.5.      Conversion of a Partner's Interest. (a) The Partners acknowledge that it is in the best interest of the Partnership and all of the Partners to assure that the General Partners are active, solvent and cooperative participants in the Partnership. Accordingly, in the event a General Partner becomes Insolvent or Bankrupt or a Nondefaulting Partner elects to purchase the Partnership Interest of a Defaulting Partner pursuant to Sections 13.3 and 13.4 hereof (the Conversion Event) then, and in such event, the Partnership shall continue, and (i) the Bankrupt, Insolvent or Defaulting Partner (the Removed Partner) or its legal representatives, successors or assigns, shall immediately and concurrently therewith cease to have the authority and power of a general partner in the Partnership, and (ii) the Removed Partner or its legal representatives, successors or assigns shall, upon filing in Maryland of the certificate provided for in Section 13.5(b) hereof, become a limited partner hereof. The Removed Partner's (or its successors) Percentage Interest shall be the same as a limited partner as its Percentage Interest as a General Partner but such Partner shall lose all management and/or approval rights hereunder. Notwithstanding the fact that such Removed Partner shall have been converted to a limited partner, such Removed Partner shall remain liable for its contractual obligations under this Agreement, including its obligations to make additional capital contributions pursuant to Section 5.2 hereof, and shall continue to have personal liability for Partnership obligations incurred prior to the date of conversion of its Partnership Interest to the same extent it would have had such liability as a general partner, but shall cease to have personal liability for Partnership obligations incurred on and after the date of conversion of its Partnership Interest except to the extent it is liable for such obligations as a limited partner under Act.

           (b) Upon the occurrence of the Conversion Event, the other General Partner (the Remaining Partner) shall be and is hereby irrevocably constituted and appointed as the true and lawful attorney-in-fact for the Removed Partner to make, execute, consent to, swear to, acknowledge, deliver, record and file, in the name, place and stead of each Removed Partner, its legal representatives, successors or assigns, an amendment to the certificate of limited partnership under the laws of the State of Maryland, and under the applicable laws of any other jurisdiction in which the Remaining Partner deems such filing to be necessary or desirable, to reflect the following facts: (i) the Removed Partner is no longer a general partner; (ii) its former general partnership interest has been converted into a limited partnership interest in a like percentage, and (iii) such additional matters relating to the transaction or the identity of the successor limited partners as may be deemed appropriate or necessary by the Remaining Partner. The Partnership shall bear the expense of preparation and filing of the amended partnership agreement and the amended certificate of limited partnership. Additionally, the Removed Partner, its legal representatives, successors or assigns shall execute and deliver to the Partnership such additional documents as may be reasonably requested for the purposes of further documenting or reflecting the conversion of such general partner interest into such limited partner interest, provided, however, that no failure or refusal on the part of the Removed Partner or its successor in interest to comply with this provision shall be construed as a condition to the effectiveness of such conversion. If the Removed Partner is the Managing Partner, the provisions of Section 6.5(b)(ii) shall apply.

SECTION XIV Dissolution and Termination

     14.1.      Time for Dissolution. The Partnership shall be dissolved and, except as provided in Section 14.2, its business wound up, upon the earliest to occur of:

           (a)      December 31, 2039;

           (b)      Linpro, with the consent of PCI, determining that the Partnership should be dissolved;

           (c)      An election by the Nondefaulting Partner pursuant to Section 13.3(b) hereof to dissolve the Partnership;

           (d)      the Partnership becoming Insolvent or Bankrupt;

           (e)      the last of Linpro or PCI becoming Insolvent or Bankrupt; or

           (f)      the sale of all or substantially all of the Partnership's assets.

For the purposes of this Agreement, a Person shall be deemed to be Bankrupt when such Person files a petition in bankruptcy, or voluntarily takes advantage of any bankruptcy or insolvency law, or is adjudicated a bankrupt, or when a petition or answer is filed proposing the adjudication of such Person as a bankrupt and such Person either consents to the filing thereof or such petition or answer is not discharged or denied prior to the expiration of 90 days from the date of such filing. A Person shall be deemed to be Insolvent when such Person shall state by written notice to the. Partners. or any creditor that his or its assets are insufficient to pay his or its liabilities as they arise or when a receiver or trustee is appointed for such Person (whether voluntarily or involuntarily) and, in the case of an involuntary appointment, is not discharged prior to the expiration of ninety (90) days from the date of such appointment. The Bankrupt or Insolvent Partner shall send written notice of the occurrence of any filing of a petition in bankruptcy, the appointment of a receiver or trustee or any other matter which renders, or with the passage of 90 days may render, it Bankrupt or Insolvent to the other Partner within fifteen days of any such event.

     14.2.      No Release of Liability. It is understood and agreed that no dissolution of the Partnership or Conversion Event shall release or relieve any of the parties hereto of their contractual obligations under this Agreement.

     14.3.      Disposition of Assets Upon Dissolution. Upon any dissolution of the Partnership, subject to the provisions of Section 13.5 hereof, all assets shall be sold and the proceeds distributed, or the assets distributed in kind if the Partners so elect, to the Partners in the manner and the priority provided for in Section 8.3.

SECTION XV Accounting

     15.1.      Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

     15.2.      Books and Records. The Managing Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with principles and practices generally accepted, for the cash method of accounting, unless otherwise required by the Code.

     15.3.      Location of Books of Account; Inspection. All of the books of account of the Partnership shall, at all times, be maintained in the principal office of the Partnership, and shall be open during reasonable business hours for the reasonable inspection and examination by any Partner or its authorized representatives, who shall have the right to make copies thereof.

     15.4.      Tax Returns. The Managing Partner shall cause to be prepared, by Deloitte Haskins & Sells, Arthur Andersen & Co. or such other public accounting firm Approved by the General Partners, all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority, and shall submit such returns and statements to the Partners no later than March 1 of each year, and when Approved by the General Partners, make timely filing thereof. Within sixty (60) days after the end of each fiscal year of the Partnership the Managing Partner shall cause to be delivered to each Partner an unaudited statement setting forth in reasonable detail pertinent information concerning such Partner's distributive share of Partnership income or loss for such year, the distributions of cash made for such fiscal year and such other information as may be reasonably necessary to enable such Partner to prepare and timely file its own tax returns.

     15.5.      Tax Matters Partner. Linpro is designated as Tax Matters Partner as referred to in Section 6231(a)(7)(A) of the Code.

SECTION XVI Reports and statements

     16.1.      Annual Partnership Financial Statements. Within 120 days after the end of each fiscal year of the Partnership, the managing Partner shall cause to be delivered to the Partners financial statements certified by the Managing Partner (and certified by an independent certified public accountant if such certification is requested in writing by either General Partner, in which case such certification shall be at the expense of such General Partner, and the Managing Partner may withhold and pay, from cash otherwise distributable to such General Partner pursuant to the provisions of Section VIII an amount sufficient to pay for such certification), prepared at the Partnership's expense, which statements shall set forth as of the end of and for such fiscal year, the following:

           (a) a profit and loss statement and a balance sheet of the Partnership accompanied by appropriate notes or other detail, statements or schedules;

           (b) the balances in the capital accounts of each Partner; and

           (c) such other information, as in the judgment of the Managing Partner, shall be reasonably necessary for any Partner to be advised of the results of operations of the Partnership.

     16.2.      Partner Financial Statements. Within one hundred twenty (120) days following the end of each Partner's fiscal year, PCI and each managing partner of Linpro (as defined in the partnership agreement of Linpro) shall provide year end financial statements for such Partner, certified to by the Chief Financial officer of such Partner or the corporate parent of such Partner.

     16.3. Semi-Annual Reports. Within ninety (90) days after the end of each semi-annual period of the Partnership, the Managing Partner shall cause to be delivered to the Partners a report of the state of the business and affairs of the Partnership for such semi-annual period which report shall set forth, as of the end of such semi-annual period, the following:

           (a) a cash flow statement of the Partnership reflecting the Partnership's revenues and expenses;

           (b) a statement comparing current revenues, profit, loss and operating expenses to any appropriate Budget;

           (c) a balance sheet showing assets and liabilities;

           (d) a narrative report on the status of construction and any other factors of significance to the Partners; and

           (e) such other information as in the judgment of the Managing Partner shall be reasonably necessary for the Partners to be advised of the financial status and results of operations of the Partnership.

SECTION XVII Bank Accounts

     The Managing Partner may open and maintain one or more bank accounts at a bank or banks located in the Washington, D.C. metropolitan area in the name of the Partnership in which shall be deposited all funds of the Partnership. Withdrawals from such account or accounts shall be made only in accordance with this Agreement upon the signature or signatures of such person or persons as the Managing Partner shall designate. The Partners acknowledge and agree that funds of the Partnership may be withdrawn from one or more of its accounts and deposited in a central account in the name of an entity affiliated with the Managing Partner, so long as such funds do not exceed the amount of costs and expenses previously Approved by the General Partners as costs and expenses which will be deposited in such affiliated account (which costs and expenses shall not include payments to the Partnership's general contractor or any Partnership lender, which amounts shall be paid directly out of Partnership accounts) and so long as separate entries are made on the books and records of the Partnership and on the books and records of such other affiliated entity reflecting that deposits in the bank account of such entity with respect to amounts received from the Partnership have been deposited therein for the account of the Partnership and that withdrawals from such bank account have been made for the purpose of disbursing funds to the Partnership or for the purpose of paying costs, expenses or liabilities of the Partnership.

SECTION XVIII Notices

     Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, signed by or on behalf of the person giving the notice, and shall be deemed to have been given when delivered by personal delivery or on the third (3rd) business day after it is mailed by certified mail, postage prepaid, return receipt requested, addressed to the person or persons to whom such notice is to be given as follows (or at such other address as shall be stated in a notice similarly given):

           (a) If to Linpro, or the Limited Partner, such notice shall be given at:

	The Linpro Company 1717 Elton Road, Suite 211 Silver Spring, MD 20903 Attention: Mr. John Chirtea; and Mr. Eric Eichler
	With a copy to
	Jones, Day, Reavis & Pogue Metropolitan Square 1450 G Street, N.W. Washington, D.C. 20005-2088 Attention: Sigmund T. Weiner, Esq.
	(b) If to PCI, such notice shall be given at
	Potomac Capital Investment Corporation Suite 600 900 19th Street, N.W. Washington, D.C. 20006 Attention: Mr. Frank J. Spingler
	With a copy to
	Hazel & Thomas, P.C. Suite 400 2001 Pennsylvania Avenue, N.W. Washington, D.C 20006 Attention: Stanley A Levine, Esq.
provided, however, all Partners shall at all times provide an address within the continental United States.
SECTION XIX Defined Terms

     19.1.       Defined Terms. As used in this Agreement, the following, terms have the following respective meanings, unless the context clearly requires otherwise:

     "Accountant's Notice". As defined in Section 13.4(c) of this Agreement.

     "Act":    As defined in Section 1.1 of this Agreement.

     "Adiusted Capital Account Deficit": With respect to any Partner, the deficit balance, if any, in such Partner's capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                (i) Credit to such capital account any amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-lT(b)(4)(iv)(f) and (h)(5) or any successor provisions thereto; and

                (ii) Debit to such capital account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), .(d)(5) and (d)(6), or any successor provisions thereto.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) or any successor provision thereto and shall be interpreted consistently therewith.

     "Affiliate": With regard to any Person, (a) any partner or shareholder in such Person or any partner in any partner in such Person; (b) any member of the immediate family of (i) any such Person, (ii) any partner in such Person, (iii) any partner in any partner in such Person or (iv) any Person described below in clause (c) of this definition; (c) any Person which controls, is controlled by or is under common control with (i) such Person, (ii) any partner or shareholder in such Person or (iii) any partner in any partner in such Person, or any Person that is controlled by the same Persons that shall then control such Person or any partner in such Person or any partner in any partner in such Person. As used herein, the term immediate family shall mean the spouse, ancestors, lineal descendants, brothers, sisters, nieces, nephews, aunts, uncles, spouses of any of them, and trusts established for the benefit of any of them. As used herein, the term control, controlled by and under common control with shall include the ownership of ten percent (10%) or more of the beneficial interest in the person referred to.

     "Agreement": This Limited Partnership Agreement as amended. from time to time, together with the exhibits attached hereto.

     "Annual Budget": As defined in Section 10.1 of this Agreement.

     "Approved by the Partners," "Approval of the General Partners" or "Approved" or "Approval": The unanimous approval of the General Partners in accordance with Section 6.3 of this Agreement, as evidenced by the written consent of one Representative of each Partner or by written minutes of a meeting of the Partners approved or deemed approved in accordance with Section 6.3 hereof.

     "Base Lending Rate": The rate of interest identified as the Prime Rate in the money rates column published each day in The Wall Street Journal and defined therein as the base rate on corporate loans at large U.S. money center commercial banks. If The Wall Street Journal should cease publishing such rate, then the Prime Rate shall mean and refer to the rate of interest announced from time to time by The Riggs National Bank of Washington, D.C., or its successor, as its prime interest rate base lending rate, index rate or other reference rate, as the case may be, for commercial lending transactions (or the first of those listed above if more than one is announced). Any change in the interest rate resulting from a change in the Prime Rate shall be effective without notice to any party on the date of such change.

     "Book-up Amount": As defined in Section 5.3 of this Agreement.

     Book Basis": With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

           (a) The initial Book Basis of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset;

           (b) The Book Basis of all Partnership, assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, or if the Partners are unable to agree, in accordance with the appraisal procedures set forth in Section 5.10, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution or the distribution by the Partnership to a Partner of more than a de minimis amount of cash or Partnership property as consideration for an interest in the Partnership; and (b) the liquidation of the Partnership within the meaning of Treasury regulation Section 1.704-1(b)(2)(ii)(g).

           (c) The Book Basis of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the Partners, or if the Partners are unable to agree, in accordance with the appraisal procedures set forth in Section 5.10; and

           (d) The Book Basis of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743 (b) but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treasury regulation section 1.704-1(b) (2) (iv) (m); provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (d) to the extent that the Managing Partner determines that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d). If the Book Basis of any asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Book Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     "Budget": one, more or all of any Annual Budget or other budget Approved by the General Partners.

     "Building Partnership Agreement": That certain General Partnership Agreement of Harmans Building Associates dated as of December __, 1990, by and between the Partnership (or its successors and permitted assigns) and PCI.

     "C&P": As defined in Section III of the Building Partnership Agreement.

     "C&P Lease": As defined in Section III of the Building Partnership Agreement.

     "C&P Property": That certain parcel of real property known as Lot 3, containing approximately 14.36 acres, as shown on Plat 2 of 4 in the Subdivision known as Linpro-Harmans per Administrative Subdivision Plat recorded in Plat Book 128, Page 29. in the Land Records of Anne Arundel county, Maryland and located in an existing industrial park known as Linpro Harmans Subdivision, at Harmans Road immediately south of Dorsey Road in Anne Arundel County, Maryland, as more particularly described on Exhibit B attached hereto and by this reference made a part hereof.

     "Code": The Internal Revenue Code of 1986, as amended.

     "Contribution Interest": Except as adjusted pursuant to Section 5. 2 (d) hereof, fifty percent (50%) in the case of PCI and fifty percent (50%) in the case of Linpro. Any reduction or increase in a Partner's Percentage Interest pursuant to the terms of this Agreement shall result in an equal reduction or increase in such Partner's Contribution Interest.

     "Costs of Transfer": As defined in Section 13.4(d) of this Agreement.

     "Date of Default": As defined in Section 5.2 (d) of this Agreement.

     "Deadlock": As defined in Section 13.1 of this Agreement.

     "Defaulting Partner": The Partner described as a defaulting Partner pursuant to Sections 5.2(d) or 13.2 hereof, as the case may be.

     "Deficit": As defined in Section 5.2(b) of this Agreement.

     "Deficit Contribution": A contribution made pursuant to Section 5.2(d)(i) hereof.

     "Deficit Contribution Account": As defined in Section 11.1 of this Agreement.

     "Deficit Contribution Preferred Return": The preferred return described in Section 11.1(c) of this Agreement.

     "Depreciation": With respect to any Partnership asset for each fiscal year or other period of the Partnership, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to such asset for such year or other period, except that, if the Book Basis of such asset at the beginning of such year or other period differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation for such year or other period shall be an amount that bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Partners.

     "Development Property": It: All of the property known as Linpro Harmans Property per Administrative Subdivision Plat recorded in Plat Book 128, Pages 29-32 in the Land Records of Anne Arundel County, Maryland and located in an existing industrial park known as Linpro Harmans Subdivision, all as more particularly described on Exhibit "A" attached hereto and by this reference made a part hereof.

     "Election Notice": As defined in Section 13.4(a) of this Agreement.

     "Event of Default": As defined in Section 13.2 of this Agreement.

     "Fair Market Value": As defined in Section 13.4(b) of this Agreement.

     "General Partners": Linpro and PCI, or their successors and permitted assigns.

     "Improvements": The Site Improvement together with any other improvement to the Property Approved by the General Partners.

     "Indemnitee": Any Partner, any partner of a Partner, and any officer, director, shareholder or employee of any Partner or partner of a Partner.

     "Interim Capital Transaction": A sale, financing, refinancing or other transaction which, according to generally accepted accounting practices, is attributable to capital but which does not result in the dissolution and winding up of the Partnership.

     "Key Persons": As to each General Partner, those persons designated under the name of such General Partner on Exhibit "B". Each General Partner may make any changes, additions and deletions to its list of Key Persons, provided that any new or replacement person appointed by a General Partner as a Key Person is approved by the other General Partner in its reasonable discretion.

     "Linpro": Linpro Harmans Land Associates Limited Partnership, a Delaware limited partnership, its successors or permitted assigns.

     "Limited Partners": Eric Eichler, or his successors and permitted assigns.

     "Linpro Group": Linpro and the Limited Partner together, or their successors and permitted assigns.

     "Managing Partner": Linpro, or its successors or permitted assigns, and any other Partner who becomes a Managing Partner pursuant to the provisions of section 6.5 of this Agreement.

     "Market Cost Recovery Fee": As defined in section 9.3 of the Agreement.

     "Net Cash Flow": For any period for which such amount is being computed, (a) Operating Revenues of the Partnership during such period, minus (b) the operating Expenses of the Partnership during such period.

     "Nondefaulting Partner": The Partner described as a nondefaulting Partner in Sections 5.2(d) or 13.2 hereof as the case may be.

     "Nonrecourse Deductions": As defined in Treasury Regulation Section 1.704-1T(b)(4)(iv)(a).

     "Operating Expenses": For any period for which such operating Expenses are being determined, the sum of the total gross expenditures of the Partnership for operations during such period, including (a) all cash operating expenses (including all management fees and other fees, expenses and allowances paid to any Partner, (b) all debt service payments of the Partnership (other than out of the proceeds of any Sale or loan and excluding payments of the Deficit Contribution Accounts), (c) all expenditures by the Partnership which are treated as capital expenditures (as distinguished from expense deductions) under generally accepted accounting practices, (d) real estate taxes, personal property taxes and sales taxes and (e) deposits to the Reserve Account; provided, however, that operating Expenses shall not include any payments or expenditures to the extent the sources or funds used for such payment or expenditure are not included in Operating Revenues.

     "Operating Revenues": For any period for which such Operating Revenues are being determined, the sum of the total gross revenues of the Partnership from operations received by the Partnership during such period, including all receipts of the Partnership from (a) rent, additional rent and percentage rent paid to the Partnership (including for parking facilities), (b) concessions, (c) rent or business interruption insurance, if any, (d) funds deposited into the Partnership operating account to the extent such funds are withdrawn from the Reserve Account as a result of reductions in such reserves, (e) reimbursements of expenses paid by the Partnership which are to be borne by others, (f) deposits in the event of a forfeiture thereof to the Partnership, and (g) other revenues and receipts realized by the Partnership from operations and customarily included in net cash flow; but shall not include advanced rentals paid (until such time as they are earned by the Partnership), insurance loss proceeds (except for any proceeds from business or rental interruption insurance), proceeds or funds from Interim Capital Transactions and the sale or other disposition of Partnership assets following the dissolution of the Partnership.

     "PCI":     Potomac Capital Investment Corporation, a Delaware corporation, or its permitted successors and Assigns.

     "PCI Additional Capital Contributions": As defined in Section 5.1(c) of this Agreement.

     "Partially Adjusted Capital Account": With respect to any Partner for any fiscal year of the Partnership, the Capital Account of that Partner at the beginning of that fiscal year, adjusted for all contributions and distributions during such fiscal year and all special allocations pursuant to Section 7.3 with respect to that fiscal year and by assuming that amounts distributable with respect to that fiscal year pursuant to this Agreement (other than incident to liquidation) are distributed in that fiscal year (and that such amounts are not taken into account again when they are actually distributed), but before giving effect to any allocations of Profits or Losses pursuant to Section 7.1.

     "Partner Minimum Gain": The minimum gain attributable to Partner Nonrecourse Debt, as defined in Treasury Regulation Section 1.704-1T(b)(4)(iv)(h).

     "Partner Nonrecourse Debt": As determined in accordance with Treasury Regulation Section 1.704-lT(b)(4) (iv) (h) or any successor provision thereto.

     "Partner Nonrecourse Deductions": As defined Treasury Regulation Section,1.704-1T(b)(4)(iv)(h).

     "Partners": Linpro, PCI and the Limited Partner, or their successors and permitted assigns.

     "Partnership": The limited partnership continued pursuant to this Agreement.

     "Partnership Interest": For each Partner separately, all of that Partner's rights in connection with the Partnership, including, but not limited to such Partner's Percentage Interest in the Partnership, rights in specific Partnership property, if any (including, but not limited to, contract rights), rights to participate in the management of the Partnership, rights to distributions, reimbursements or other payments, rights to Profits, Losses and other allocations and all other rights of such Partner under this Agreement and the Partnership Act.

     "Partnership Minimum Gain": The gain that would be recognized by the Partnership for federal income tax purposes if property of the Partnership which is security for nonrecourse debt of the Partnership were foreclosed upon and such property were transferred to the creditor in satisfaction of such debt, as determined under Treasury Regulation Section 1.704-1T(b)(4)(iv)(c) or any successor provision thereto.

     "Percentage Interest": Except as adjusted pursuant to Section 5.2(d) hereof, fifty percent (50%) in the case of PCI, forty-nine and 50/100s percent (49.5%) in the case of Linpro and one-half of one percent (0.5%) in the case of the Limited Partner.

     "Person": Any individual, partnership, limited partnership, foreign limited partnership, joint venture, trust, estate, corporation, joint stock company, association, custodian, trustee, executor, administrator, nominee or other entity, in its own or a representative capacity.

     "Preferred Return": As to each Partner separately and as of any date, an amount equal to a nine and one-half percent (9-50%) cumulative Preferred return per annum (but compounded monthly) on the Unrecovered Capital Account of such Partner; provided, however, that for purposes of determining Linpro's Preferred Return, Linpro's Unrecovered Capital Account shall not include its initial Five Hundred and Fifty Thousand Dollar balance of such account at the time this is executed, and shall be computed only with respect to additional capital contributions made by Linpro pursuant to Section 5.2(b) hereof.

     "Profits" or "Losses": For each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or lots), with the following adjustments:

           (a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

           (b) any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

           (c) in the event the Book Basis of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Book Basis, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses and allocated in accordance with Section VII hereof;

           (d) gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis;

           (e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation contained herein; and

           (f) any items of income, gain, deduction and loss allocated , pursuant to Section 7.3 shall not be taken into account in determining Profit and Loss.

     "Project": The Property, together with the Improvements constructed on the Property, if any.

     "Property": All of the Property except the C&P Property, all as is more particularly described on Exhibit II-C attached hereto and by this reference made a part hereof.

     "Purchase Price": As defined in Section 13.4(c) of this Agreement.

     "Related Entity: Any other Person in which the Partnership owns an interest.

     "Removed Partner": As defined in Section 13.5 of this Agreement.

     "Representatives": As defined in Section 6.3(c) hereof.

     "Reserve Account": As defined in Section 9.2.

     "Sale": The sale or condemnation of all or any portion of the Property or the Project.

     "Section 704(b) Regulations": The final income tax regulations under Section 704(b) of the Code relating to the determination of a Partners' distributive share of partnership income, gain, loss, deduction or credit (or item thereof), and any outstanding proposed income tax regulations under Section 704 (b) of the Code.

     "Site Improvements": As defined in Section III of this Agreement.

     "Special Account": With regard to Linpro an amount equal to the excess, if any, of (a) $275,000 over (b) the sum of all amounts theretofore distributed to Linpro pursuant to Sections 8.2(e) or 8.3(e).

     "Target Account" or "Target Capital Account": With respect to any Partner for any fiscal year of the Partnership, a balance (which may be either positive or negative) equal to (i) the hypothetical distribution that Partner would receive if all Partnership assets (including cash) were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for that fiscal year), all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to each Partnership nonrecourse liability, to the Book Basis of the assets securing such liability) and all net assets of the Partnership (including the proceeds from the disposition) were distributed in full pursuant to Section 8.2 hereof, all as of the last day of the fiscal year, reduced by (ii) that Partner's share of Partnership minimum Gain and Partner Minimum Gain as determined pursuant to Treasury Regulation Section 1.704-1T(b)(4)(iv) immediately prior to the hypothetical sale.

     "Unrecovered Capital Account": As to each Partner separately and as of any given time, an amount equal to the excess, if any, of (a) the aggregate amount of the capital contributions made by such Partner to the Partnership pursuant to Article V hereof (other than Deficit Contributions, but including, in the case of Linpro, the Five Hundred and Fifty Thousand Dollar balance in its Capital Account existing immediately after execution of this Agreement) over (b) the sum of all amounts theretofore distributed to such Partner pursuant to Sections 8.1(c), 8.2(c) and 8.3(c).

     19.2.       Accounting Terms. Except as otherwise specifically provided herein, all terms herein which relate to accounting matters shall be interpreted in accordance with generally accepted accounting practices.

     19.3.      Additional Terms. capitalized terms used in this Agreement and not defined in Section 19.1 hereof shall (unless otherwise expressly provided herein) have the meanings assigned to them in other portions of this Agreement.

SECTION XX Miscellaneous

     20.1.      Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     20.2.      Amendments. No amendment, modification or waiver of this Agreement, or any part hereof, shall be valid or effective unless in writing and signed by Linpro and PCI.

     20.3.      Applicable Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     20.A.      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument which may be sufficiently evidenced, by one counterpart.

     20.5.      Waiver. No consent or waiver, either expressed or implied, by any Partner to or of any breach or default by any other Partner, in the performance by such other Partner of the obligations thereof under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner under this Agreement. Failure on the part of any Partner to complain or to pursue complaints with respect to any acts or failure to act of any other Partner, or failure on the part of any Partner to declare any other Partner in default, irrespective of how long such default continues, shall not constitute a waiver by such Partner of the rights and remedies thereof under this Agreement or otherwise at law or in equity.

     20.6.      Additional Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents, instruments and take all such necessary action and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

     20.7.      Construction. The headings and titles of the Sections, Sub-sections and Paragraphs herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

     20.8.      Gender. Whenever the context shall so require, all words herein in any gender shall be deemed to include the masculine, feminine, or neuter gender, and all singular words shall include the plural, and all plural words shall include the singular.

     20.9.      Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     20.10.      Prior Agreement Superseded. This Agreement supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter and contains the entire understanding between the parties with respect thereto.

     20.11.      This Agreement. The words herein, hereof, hereunder, hereby, this Agreement and other similar reference shall be construed to mean and include this Agreement and all amendments thereof and supplements thereto unless the context should clearly indicate or require otherwise.

     20.12.      Non-Exclusive Remedies. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every such remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. It is expressly agreed that the remedy at law for breach by any of the parties for its obligations hereunder is inadequate in view of the complexities and uncertainties in measuring the actual damages which would be sustained by reason of either party's failure to comply fully with each of such obligations. Accordingly, the obligations of each party hereunder are expressly made enforceable by specific performance.

     20.13.       No Third Party Beneficiary Rights. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns, and no other person, individual, corporation or entity, whatsoever, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party, beneficiary or otherwise.

     20.14.     Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein shall be considered a part of this Agreement as fully as if and with the same force and effect as if such exhibit, attachment, annex or addendum had been included herein in full.

     20.15.      General Representations. Each of the Partners repress and warrants to the other Partner that (a) the execution, delivery and performance of this Agreement and its ancillary documents attached hereto as Exhibits (Ancillary Documents) have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of it, (b) the execution, delivery and performance of this Agreement and Ancillary Documents will not result in a breach or violation of or a default under its articles of incorporation or partnership agreement, or under any loan or other agreement or instrument by which it or any of its properties is bound or under any statute, rule, regulation, order or other law to which it or any of its properties is subject, (c) this Agreement and those Ancillary Documents to which it is a party are legal, valid and binding obligations of it, enforceable against it in accordance with their terms and conditions, (d) it is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all necessary power and authority to own its property and carry on its business as presently conducted (including in the manner contemplated by this Agreement and Ancillary Documents) and is duly qualified to do business and is in good standing in all jurisdictions which the ownership or use of its property or its activities presently make such qualification necessary, except for such jurisdictions in which the failure to be so qualified or in good standing would not materially impair its obligations pursuant to this Agreement, (e) all authorizations, approvals and consents, if any, required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and regulatory bodies and all other persons or entities to permit it to execute and deliver, and to perform its obligations, under this Agreement and Ancillary Documents have been obtained or made and all such authorizations, approvals, consents, registrations, declarations and filings are in full force and effect, and all terms and conditions contained in or existing in respect of, such authorizations, approvals, consents, registrations, declarations and filings, have, to the extent necessary prior to the date of execution and delivery hereof and thereof, been duly satisfied and performed, (f) neither it nor any of its partners or shareholders in the hands of a receiver or has committed an act of bankruptcy, and (g) there are no judgments, orders, or decrees of any kind against it unpaid or unsatisfied of record nor any legal action, suit or other legal or administrative proceeding pending before any court or administrative agency which would have a material adverse effect on its financial condition.

     20.16.      Representations by Linpro. Linpro and the Withdrawing Partners hereby jointly and severally represent and warrant to PCI that (a) there are no contract, tort, tax or other claims, debts, obligations or liabilities of the Partnership or associated with the Property (excluding, however, environmental liabilities) incurred or arising prior to the date hereto and (b), to the best of their knowledge, there are no environmental claims, debts, obligations or liabilities of the Partnership or associated with the Property incurred or arising prior to the date hereof, other than the debt owed to the Bank of New England N.A, the obligations described in the C&P Lease and the Omni Construction Contract and those described in Exhibit H attached hereto. The representations and warranties given herein shall survive the formation and termination of the Partnership.

     20.17.      Language. The language used in this Agreement shall be deemed to be the language chosen. by the Partners to express their mutual intent, and no rule of strict construction shall be applied against any Partner.

     20.18.      Confidentiality. Each Partner shall keep confidential and not use or disclose to others and shall use its best efforts to prevent any of its employees, former employees, agents and representatives from using or disclosing, without the prior written consent: of the other Partners, any information or data which both (i) pertains to this Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby or the business of the Partnership and (ii) the other Partner hereto has labeled in writing as confidential or proprietary; provided, however, that nothing in this Section 20.18 shall apply to any information or data (a) which the Partner in question can show is known to the public or which hereafter becomes known to the public other than by its acts or omissions; or (b) the disclosure of which, is required by securities, accounting or other applicable laws or regulations; or (c) which it could show was already in its possession prior to receipt from the other Partner. Nothing in this Section 20.18 shall expand or contract the rights or obligations of either Partner with respect to any information previously provided to such Partner pursuant to any other confidentiality agreement. The provisions of this Section 20.18 shall survive the termination of this Agreement and the liquidation of the Partnership.

     20.19.      Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, in no event shall the Partnership or PCI have recourse against (i) the principal personal residences of any partner of Linpro or (ii) any other assets of Linpro or any partner of Linpro (an Obligor) except those business assets of such Obligor at the time of enforcement of such Obligor's obligations under this Agreement then comprising or relating to the group of entities and properties commonly known as or operating under The Linpro Company name. The assets referred to in clause (ii) of the preceding sentence, which are intended to be subject to execution upon any judgment obtained by PCI in enforcement of such Obligor's obligations, shall include receivables from, and ownership interests or other investments in, partnerships, corporations or other entities known as or operating under The Linpro Company name.

     20.20.      Power of Attorney and Death of a Limited Partner. (a) The death, insanity, bankruptcy or insolvency of a Limited Partner shall not dissolve, terminate or cause the winding up of the Partnership. In such event, the executor, administrator, assignee, trustee, receiver, committee or other legal representative of such Limited Partner shall succeed to the rights of such Limited Partner to receive allocations and distributions hereunder, and may be admitted into the Partnership as a substitute limited partner in the place instead of such Limited Partner in accordance with the provisions of Article XIII. Any Transfer by such executor, administrator, assignee, trustee, receiver, committee or other legal representative of all or any part of the interest of such Limited Partner. shall be governed by the provisions of Article XIII.

           (b) The Limited Partner hereby irrevocably makes, constitutes and appoints Linpro and each of its general partners, as its true and lawful attorney-in-fact, with full power of substitution and resubstitution, in its name, place instead, to make, sign, execute, endorse, negotiate, consent to, deliver, acknowledge, swear to, file and record with respect to the Partnership: (a) such certificates of limited partnership and such amended certificates of limited partnership as may be required by law or pursuant to the provisions of this Agreement, and such other documents, applications or certificates required to qualify to do business in any jurisdiction where such qualification is deemed reasonably necessary by Linpro; (b) all amendments to this Agreement; (c) a certificate of cancellation of the Partnership and such other documents, applications or certificates which may be required to effectuate the dissolution, termination and winding up with the Partnership pursuant to the provisions of this Agreement; (d) any and all other documents, instruments, applications or certificates as Linpro may deem necessary or desirable to carry out fully the provisions of this Agreement. It is expressly understood, intended and agreed by the Limited Partner, for itself, its administrators, legal representatives, successors and assigns that (i) the grant of this power of attorney is irrevocable and is coupled with an interest by reason, of the fact, among other, that Linpro is relying and will be relying on its power as contemplated by these provisions, and that Linpro would not have entered into this Agreement where it not for the powers granted to it by these provisions and Linpro has rights in the Partnership property which this power is needed to protect, and (ii) the grant of this power of Attorney shall survive the subsequent, legal incompetency, disability, incapacity, bankruptcy, insolvency or withdrawal of the Limited Partner or the assignment of its interest in the Partnership or the insolvency, bankruptcy or dissolution of the Partnership.

     IN WITNESS WHEREOF, the parties hereto have. executed this Partnership Agreement as of the day and year first above written.

LINPRO:

LINPRO HARMANS LAND ASSOCIATES
LIMITED PARTNERSHIP, a Delaware
limited partnership

By:  /s/ John A. Berry
         John A. Berry    (Name)
       General Partner     (Title)

By:  /s/ John Chirtea
         John Chirtea     (Name)
       General Partner     (Title)

THE DISTRICT OF COLUMBIA)

     BEFORE ME, the undersigned authority, on this day personally appearedJohn Chirtea, general partners of LINPRO, HARMANS LAND ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership, known to me to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that the same was the act of said partnership, and that they executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said partnership.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 30th day of December, 1990.

	Notary Public in and for The District of Columbia
My commission expires: My Cmm Exps Jan. 14,1992
	PCI: POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation By: /s/ F. J. Spingler F. J. Spingler (Name) Vice President - Real EstateTitle)

The District of Columbia

     BEFORE ME, the undersigned uthority, on this day personally appeared F.J. Spingler, a VICE PRESIDENT/REAL ESTATE of Potomac Capital Investment Corporation, a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of said corporation, and that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 30TH day of December, 1990.

	Notary Public in and for The District of Columbia
My commission expires: My Cmm Exps Jan. 14,1992
	LIMITED PARTNER: /s/ Eric Eichler Eric Eichler
THE STATE OF PENNSYLVANIA) ) COUNTY OF CHESTER )

     BEFORE ME, the undersigned authority, on this day personally appeared Eric Eichler, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same as his free and voluntary act, for the purposes and consideration therein expressed, in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 9th day of January, 1990.

	Notary Public in and for Chester Count, PA
My commission expires: My Cmm Exps June 6,1994
	WITHDRAWING PARTNERS: Irrevocable Trust of Jay G. Cranmer By: /s/ Gerard H. Sweeney Gerard H. Sweeney (Name) Trustee Title)
THE STATE OF PENNSYLVANIA) ) COUNTY OF CHESTER )

     BEFORE ME, the undersigned authority, on this day personally appeared Gerard H. Sweeney, Trustee of the Irrevocable Trust of Jay G. Cranmer, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same as his free and voluntary act for the purposes and consideration therein expressed, in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 28TH day of December, 1990.

	/s/ Joanne L. Cushman Notary Public in and for Chester County, PA
My commission expires: My Cmm Exps May 16,1992
	WITHDRAWING PARTNERS: By: /s/ Gerard H. Sweeney Jay G. Cranmer by Gerard H. Sweeney, Attorney-in-Fact
THE STATE OF PENNSYLVANIA) ) COUNTY OF CHESTER )

     BEFORE ME, the undersigned authority, on this day personally appeared Gerard H. Sweeney as Attorney-in-Fact for Jay G. Cranmer, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same as his free and voluntary act for the purposes and consideration therein expressed, in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 28TH day of December, 1990.

	/s/ Joanne L. Cushman Notary Public in and for Chester County, PA
My commission expires: My Cmm Exps May 16,1992

WITHDRAWING PARTNERS:

Irrevocable Trust of
Jay G. Cranmer

By:
                            (Name)
                            (Title)

/s/ John A. Berry
JOHN A. BERRY

JAY G. CRANMER

J. Patrick Armstrong
J. PATRICK ARMSTRONG

/s/ Peter P. Dilullo
PETER P. DILULLO

/s/ John Chirtea
JOHN CHIRTEA

/s/ Kurt Eichler
KURT EICHLER

/s/ Denise E. Wood
DENISE E. WOOD

/s/ Eric Eichler
DAVID J. EICHLER by Eric Eichler Attorney-in-Fact

LINPRO MARYLAND ADMIN PARTNERS
LIMITED PARTNERSHIP

By:/s/ John A. Berry
                              (Name)
                              (Title)

	Exhibit A to the Partnership Agreement
DEVELOPMENT PROPERTY DESCRIPTION See Page 61.
	Exhibit B to the Partnership Agreement
C&P PROPERTY DESCRIPTION See Page 59.
	Exhibit C to the Partnership Agreement
PROPERTY DESCRIPTION See Page 66.
		Exhibit D to the Partnership Agreement
PARTNER REPRESENTATIVES AND KEY PERSONS

LINPRO:

Name                                  Address

Mark S. Corneal                       Suite 211
John Chirtea                          1717 Elton Rd.
John A. Berry                         Silver Spring, MD 20903

PCI:

Frank J. Spingler                     Suite 600
Eileen Hallquist                      900,19th St., N.W.
                                      Washington, D.C. 20006

		Exhibit E to the Partnership Agreement
INSURANCE COVERAGE

Type                  Limits                         Deductible

Property Damage       Maximum $60,000,000            $ 5,000
                      per occurrence

General Liability     $2,000,000 aggregate              -0-
                      $1,000,000 per occurrence

Excess Liability      Up to $55,000,000 in              -0-
                      addition to primary
                      General Liability

Excess Umbrella       Up to $5,000,000 in            $25,000
   Liability          addition to primary
                      General Liability

Workers Compensation  Statutory $1,000,000              -0-

Above coverage are blanket policies for The Linpro Company. The Partnership would be insured under each policy with the Partnership and/or any lender named as additional insured. Policies are renewed on an annual basis. Note that certain exclusions exist within each policy that affect the limits listed.

EXHIBIT F Reimbursable Pre-formation costs
Engineering and Geotechnical $ 5,300 Real Estate Taxes 8,872 $14,172
EXHIBIT G Initial Budget

Land-release from BNE                                         $250,000

Engineering & Geotechnical                                      16,000

Partnership Legal and Closing (for future lot sales)            25,000

Permits/LC Fees                                                  2,000

Real Estate Taxes                                                9,000

Accounting, Computer and Tax Charges                             6,000

Hard costs:

     Omni Contact:

          Water and Sewer                                       83,580
          SWM                                                   25,000
          Fee @ 6.5%                                             7,058

     Gas and Electric Service                                   12,000

Marketing                                                        4,000

Contingency                                                     10,362

          TOTAL LAND BUDGET                                   $450,000

		Exhibit H to the Partnership Agreement
PARTNERSHIP LIABILITIES
1. Agreement, dated July 19, 1990, between Linpro Harmans Land Limited Partnership and Trotter Kent, Inc., relating to the construction of road improvements.